EXHIBIT 10 (m)












                                   $30,000,000


                           THIRD AMENDED AND RESTATED

                         RECEIVABLES PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 1, 1995

                                     BETWEEN

                           DESIGN BENEFIT PLANS, INC.,
                                    AS SELLER

                                       AND

                          NATIONAL FUNDING CORPORATION,
                                    AS BUYER











                                TABLE OF CONTENTS
                                                                            Page


                                    ARTICLE I

     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . .   18

                                   ARTICLE II

     Agreement to Purchase and Sell . . . . . . . . . . . . . . . . . . . .   18
     2.1  Agreement to Purchase and Sell  . . . . . . . . . . . . . . . . .   18
     2.2  Purchase and Sale Procedure . . . . . . . . . . . . . . . . . . .   19
     2.3  Payment of Purchase Price; Purchase Fee . . . . . . . . . . . . .   20
     2.4  Reassignment  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     2.5  Interest on Overdue Payments  . . . . . . . . . . . . . . . . . .   22
     2.6  Fee and Interest Calculations . . . . . . . . . . . . . . . . . .   22
     2.7  Indemnification by Seller . . . . . . . . . . . . . . . . . . . .   22
     2.8  Distribution of Collections and Other Payments  . . . . . . . . .   22
     2.9  Netting of Payments . . . . . . . . . . . . . . . . . . . . . . .   22
     2.10 Grant of Security Interest  . . . . . . . . . . . . . . . . . . .   23

                                   ARTICLE III

     Collections; Maintenance of Records  . . . . . . . . . . . . . . . . .   23
     3.1  Collections and Applications  . . . . . . . . . . . . . . . . . .   23
     3.2  Collections by the Seller . . . . . . . . . . . . . . . . . . . .   26
     3.3  Maintenance of Records  . . . . . . . . . . . . . . . . . . . . .   28
     3.4  Rebates, Adjustments and Reductions; Modifications; Additions;
          Repurchase of DBP Lead Receivables  . . . . . . . . . . . . . . .   28

                                   ARTICLE IV
     Settlements; Termination . . . . . . . . . . . . . . . . . . . . . . .   30
     4.1  Settlement Statements . . . . . . . . . . . . . . . . . . . . . .   30
     4.2  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                                    ARTICLE V

     Covenants, Representations and Warranties  . . . . . . . . . . . . . .   31
     5.1  Representations and Warranties of the Seller  . . . . . . . . . .   31
     5.2  Covenants of the Seller.  . . . . . . . . . . . . . . . . . . . .   34
     5.3  Effect of Breach by the Seller. . . . . . . . . . . . . . . . . .   39

                                   ARTICLE VI

     Conditions to Effectiveness; Purchases . . . . . . . . . . . . . . . .   39
     6.1  Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . .   39
     6.2  Condition to each Purchase  . . . . . . . . . . . . . . . . . . .   41

                                   ARTICLE VII

     Events of Termination  . . . . . . . . . . . . . . . . . . . . . . . .   42
     7.1  Events of Termination . . . . . . . . . . . . . . . . . . . . . .   42

                                  ARTICLE VIII

     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     8.1  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   45
     8.2  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     8.3  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . .   46
     8.4  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     8.5  No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . .   47
     8.6  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     8.7  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     8.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     8.9  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . .   47
     8.10 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     8.11 Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . .   48
     8.12 Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . .   48
     8.13 Entire Agreement; Amendment and Restatement . . . . . . . . . . .   48




Schedules

SCHEDULE I     Chief Executive Office, Corporate Names and Subsidiaries of the
               Seller
SCHEDULE II    Accounts for Receiving Collections on the Receivables
SCHEDULE III   Description of Chargeback Procedures
SCHEDULE IV    Insurance Agency Agreements (Related to the Program)


Exhibits

Exhibit A-1         Form of Seller Assignment
Exhibit A-2         Form of Markman Assignment
Exhibit A-3         Form of CNL Assignment
Exhibit B-1         Form of Seller Agent Contract
Exhibit B-2         Form of CNL Agent Contract
Exhibit B-3         Form of Markman Agent Contract
Exhibit C-1         Form of Opinion of McDermott, Will & Emery, counsel to the
                    Seller
Exhibit C-2         Form of Opinion of Assistant General Counsel of the Seller
Exhibit C-3         Form of Opinion of Assistant General Counsel of Financial
Services
Exhibit D      Form of Certificate
Exhibit E      CNL Qualifying Insurance Policies
Exhibit F      Form of Report of Milliman and Robertson
Exhibit G-1         Form of Acknowledgement of Assignment (for each Insurance
                    Company which is not an Eligible Fronting Company)
Exhibit G-2         Form of Acknowledgement of Assignment (for each Eligible
                    Fronting Company)
Exhibit H      Form of Settlement Statement
Exhibit I      Form of Managing General Agent Agreement



            THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

     This Third Amended and Restated Receivables Purchase Agreement is dated as of November 1, 1995, and is between DESIGN BENEFIT PLANS, INC., an Illinois corporation (the "Seller"), and NATIONAL FUNDING CORPORATION, a Delaware corporation (the "Buyer").


                              W I T N E S S E T H:

     WHEREAS, the Seller in the ordinary course of its business generates Receivables (as hereinafter defined);

     WHEREAS, the Seller desires to sell to the Buyer, and, subject to the terms and conditions hereof, the Buyer is agreeable to purchasing, a percentage Undivided Interest (as hereinafter defined) in all of the Seller's right, title and interest in, to and under Eligible Receivables (as hereinafter defined) and in the rights of the Seller in, to and under all guarantees thereof and all collateral security therefor; and

     WHEREAS, the Seller and the Buyer entered into a Second Amended and Restated Receivables Purchase Agreement, dated as of October 1, 1994 (the "Second Amended Purchase Agreement"), and Seller has requested that the Second Amended Purchase Agreement be amended and restated as provided herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

     A. CERTAIN DEFINED TERMS. As used in this Agreement the following capitalized terms shall have the following meanings and, unless the context indicates otherwise, shall include the plural as well as the singular:

     "Acknowledgment of Assignment" shall mean, with respect to each Insurance Company, the Acknowledgment of Assignment in the form of Exhibit G-1 (for each Insurance Company which is not an Eligible Fronting Company) or Exhibit G-2 (for each Eligible Fronting Company) executed and delivered by such Insurance Company to L/C Bank.

     "Addition" shall mean on a Closing Date, an increase in the Buyer's Undivided Interest equal to the difference between (a) the Undivided Interest of the Buyer as determined as of the Date of Sale immediately preceding such Closing Date and assuming the remittance to the Buyer of all Principal Collections attributable to its Undivided Interest which are held by the Seller on such Closing Date on account of the Settlement Period preceding such Closing Date and (b) the Undivided Interest of the Buyer in the Portfolio of Eligible Receivables after giving effect to the purchase and sale on such Closing Date.

     "Affiliate" shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if the other Person possesses, directly or indirectly, power either to
(i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agent Contract" shall mean (i) each financing agreement and note in the form of Exhibit B-1 (with such modifications as shall be approved by the Buyer and L/C Bank) by which an Agent Obligor is bound to make payments to the Seller to repay funds lent by the Seller to such Agent Obligor and to pay interest and/or other finance charges to Seller by such Agent Obligor, and pursuant to which such Agent Obligor has assigned his, her or its Assigned Commissions as collateral, (ii) each promissory note and security agreement in the form of Exhibit B-2 (with such modifications as shall be approved by the Buyer and L/C
Bank) by which a CNL Agent Obligor is bound to make payments to CNL to repay funds lent by CNL to such CNL Agent Obligor and to pay interest and/or finance charges to CNL by such CNL Agent Obligor and pursuant to which such CNL Agent Obligor has assigned his, her or its Assigned Commissions as collateral, and
(iii) each financing agreement - note - security agreement in the form of Exhibit B-3 (with such modifications as shall be approved by Buyer and L/C Bank) by which a Markman Agent Obligor is bound to make payments to Pioneer Life to repay funds lent by Pioneer Life to such Markman Agent Obligor and to pay interest and/or other finance charges to Pioneer Life by such Markman Agent Obligor, and pursuant to which such Markman Agent Obligor has assigned his, her or its Assigned Commissions as collateral.

     "Agent Obligor" shall mean any agent of the Seller who is obligated to make payments to the Seller on an Agent Receivable.

     "Agent Receivable" shall mean the obligation of a Person to repay the principal amount of and interest and other finance charges on a loan made by the Seller to such Person, in the ordinary course of its business, and which loan is secured by amounts due or to become due to such Person as commissions on insurance policies sold by such Person (or Persons within such Person's supervisory control) as an agent of the Seller; provided, however, that "Agent Receivable" shall not include any such obligation of any Person, unless the Seller designates such Person as a Person whose obligations are to be "Agent Receivables" in a written notice to the Buyer as provided herein.

     "Agreement" shall mean this Third Amended and Restated Receivables Purchase Agreement, as the same may from time to time be amended, supplemented or otherwise modified as provided for herein.

     "ANB" shall mean American National Bank and Trust Company of Chicago, a national banking association.

     "Application Account" shall mean the account of the Buyer held and maintained at the offices of ANB located at 33 North LaSalle Street, Chicago, Illinois 60690, and in the name of the Buyer and over which the Buyer shall have sole dominion and control, entitled:

Name of Account                    Account No.

"National Funding Corporation,          4236114
Proceeds of Design Benefit Plans,

Inc. Receivables - Application
Account".

     "Assigned Commissions" shall mean the aggregate first-year and renewal-year commissions due or to become due to Agent Obligors, CNL Agent Obligors, Markman Agent Obligors, any CNL Managing General Agent or Markman with respect to insurance policies issued by Insurance Companies and sold by such Agent Obligors, CNL Agent Obligors or Markman Agent Obligors or any CNL Managing General Agent or Markman, which commissions have been assigned (i) by such Agent Obligors to the Seller, (ii) by such CNL Agent Obligors or such CNL Managing General Agent to CNL and (iii) by such Markman Agent Obligors or Markman to Pioneer Life, in each case as collateral to secure the payment of the Receivables owing by such Agent Obligors, CNL Agent Obligors or Markman Agent Obligors or any CNL Managing General Agent or Markman, as the case may be.

     "Assignment" shall mean each instrument of assignment, substantially in the form of Exhibits A-1, A-2 or A-3 attached hereto, delivered pursuant to
Section 2.2.

     "Authorized Control Level RBC" shall have the same meaning as the term "Authorized Control Level RBC" as defined in the NAIC Risk-Based Capital (RBC) for Life and/or Health Insurers Model Act, as such term may be amended by the NAIC from time to time.

     "Bankers Multiple Line" shall mean Bankers Multiple Line Insurance Company, a New York insurance corporation.

     "Bankers Security Life" shall mean Bankers Security Life Insurance Society, a New York insurance corporation.

     "Business Day" shall mean any day of the week other than a Saturday, Sunday or a day on which commercial banks located in Chicago, Illinois, Milwaukee, Wisconsin or any city in which the principal office of the Trustee or the Remarketing Agent is located are authorized or required by law to close.

     "Business Day Received" shall have the meaning assigned in subsection
3.1(d).

     "Buyer" shall have the meaning assigned in the recitals hereto.

     "Buyer Security Agreement" shall mean the Pledge and Security Agreement, dated as of October 1, 1994, made by the Buyer to ANB, as the same may from time to time be amended, supplemented or otherwise modified as provided herein.

     "Capital and Surplus" shall mean, with respect to an Insurance Company, such Insurance Company's capital and surplus as reported on such Insurance Company's annual or quarterly accounting statements prepared in accordance with Statutory Accounting Principles most recently filed with the department of insurance of such Insurance Company's state of incorporation.

     "Closing Date" shall have the meaning assigned in subsection 2.2(a).

     "CNL" shall mean Connecticut National Life Insurance Company, an Illinois corporation.

     "CNL Agent Obligor" shall mean any agent of CNL who is obligated to make payments to CNL on a CNL Agent Receivable.

     "CNL Agent Receivable" shall mean the obligation of a Person to repay the principal amount of and interest and other finance charges on a loan made by CNL to such Person, in the ordinary course of its business, and which loan is secured by amounts due or to become due to such Person from CNL as commissions on CNL Qualifying Insurance Policies sold by such Person (or Persons within such Person's supervisory control) as an agent of the CNL Managing General Agent; provided, however, that "CNL Agent Receivable" shall not include any such obligation of any Person, unless the Seller designates such Person as a Person whose obligations are to be "CNL Agent Receivables" in a written notice to Buyer as provided herein.

     "CNL Managing General Agent" shall mean an entity which is a party to a Managing General Agent Agreement with CNL.

     "CNL Managing General Agent Contract" shall mean the Managing General Agent Secured Promissory Note and the Managing General Agent Security Agreement in the form of Exhibit B-2 (with such modifications as shall be approved by the Buyer and L/C Bank) by which one or more CNL Managing General Agents is bound to make payments to CNL to repay funds lent by CNL to any CNL Managing General Agent, and to pay interest and finance charges to CNL by any CNL Managing General Agent, and pursuant to which any CNL Managing General Agent, has assigned its Assigned Commissions as collateral.

     "CNL Managing General Agent Receivable" shall mean the obligation of one or more CNL Managing General Agents, to repay the principal amount of and interest and other finance charges on a loan made by CNL to any CNL Managing General Agent, in the ordinary course of its business, and which loan is secured by amounts due or to become due to any CNL Managing General Agent, from CNL as commissions on CNL Qualifying Insurance Policies sold by agents of any CNL Managing General Agent.

     "CNL Qualifying Insurance Policies" shall mean insurance policies issued by CNL of the type described on Exhibit E attached hereto.

     "CNL Receivables" shall mean, collectively, CNL Agent Receivables and CNL Managing General Agent Receivables.

     "Collateral Account" shall have the meaning assigned in the Buyer Security Agreement.

     "collections" shall mean the collective reference to all principal collections and all finance charge collections.

     "Collections" shall mean the collective reference to all Principal Collections and all Finance Charge Collections.

     "Complete Servicing Transfer" shall have the meaning assigned in subsection 3.2(d).

     "Consent and Agreement" shall mean the Consent and Agreement, dated as of the date hereof, among the Seller, the Buyer, Financial Services and L/C Bank, as the same may from time to time be amended, supplemented or otherwise modified.

     "Contract" shall mean any Agent Contract, in the case of the Agent Receivables, CNL Agent Receivables or Markman Agent Receivables, a CNL Managing General Agent Contract, in the case of CNL Managing General Agent Receivables, the Markman Contract, in the case of Markman Marketing Manager Receivables, or an Insurance Agency Agreement in the case of the DBP Lead Receivables.

     "Date of Sale" shall have the meaning assigned in subsection 2.2(b).

     "DBP Lead Commissions" shall mean the aggregate first-year and renewal commissions payable by an Insurance Company to the Seller pursuant to the Insurance Agency Agreement between such Insurance Company and the Seller with respect to an Insurance Policy, other than Assigned Commissions.

     "DBP Lead Obligor" shall mean, with respect to each DBP Lead Receivable, the Insurance Company which is obligated to pay DBP Lead Commissions with respect thereto.

     "DBP Lead Receivable" shall mean, with respect to each Insurance Policy, an amount equal to 75% of the aggregate first-year DBP Lead Commissions payable by such Insurance Company to the Seller in respect of such Insurance Policy; provided, however, that "DBP Lead Receivable" shall not include any such DBP Lead Commissions payable by an Insurance Company unless the Seller designates such Insurance Company as an Insurance Company whose first year DBP Lead Commissions are to be "DBP Lead Receivables" in a written notice to the Buyer as provided herein.

     "Default Rate" as of the last day of any Settlement Period shall mean the product of (i) four times (ii) the ratio (expressed as a percentage), with respect to any quarterly period (consisting of such Settlement Period and the preceding two Settlement Periods), of the aggregate principal amount of Defaulted Receivables arising (or written off) during such quarterly period to the Gross Amount Due on the Portfolio of Eligible Receivables as of the last day of such period.

     "Defaulted Receivable" shall mean a Receivable as to which any amount thereon remains unpaid for more than 60 days after the original due date thereof.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Eligible Fronting Company" shall mean the collective reference to Philadelphia Life Insurance Company, a Pennsylvania stock life insurance corporation, Foundation Health, a California Health Plan, Mutual of Omaha Insurance Company, United World Life Insurance Company, Foundation Health, a Texas Health Plan, Manhattan National Life Insurance Company, Blue Cross and Blue Shield of New Jersey, Inc., Provident Life and Accident Insurance Company, Continental Life & Accident Company, Time Insurance Company, and United Health and Life Insurance Company of Illinois, upon their execution of an Acknowledgement of Assignment in the form of Exhibit G-2 and each insurance company or other corporation legally authorized to issue insurance contracts as shall be proposed by the Seller and approved by the Buyer and which shall first execute an Acknowledgement of Assignment in the form of Exhibit G-2.

     "EFC Receivable" shall mean any Receivable with respect to which any of the Assigned Commissions securing such Receivable, or any DBP Lead Commissions giving rise to such Receivable, arise out of policies issued by Eligible Fronting Companies.

     "Eligible Receivable" shall mean a Receivable:

          a. which is owned by the Seller free and clear of all security interests, liens, charges and encumbrances, except for liens granted in the Assigned Commissions securing such Receivable or the DBP Lead Commissions underlying such Receivable to Insurance Companies and agents of the Seller in the ordinary course of business and consistent with past practice, all of which liens are subordinate in right to the liens granted to the Buyer hereunder pursuant to subordination agreements in form and substance satisfactory to L/C Bank;

          b. which has arisen in the ordinary course of the Seller's business, or in the case of CNL Agent Receivables, CNL Managing General Agent Receivables, Markman Agent Receivables and Markman Marketing Manager Receivables have been sold and assigned to Seller as contemplated by this Agreement;

          c. which represents, the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable by the Seller in accordance with its terms, and is freely assignable by the Seller to the Buyer and, upon such assignment, will be enforceable by the Buyer in accordance with its terms;

          d. which complies with all legal requirements of the federal, state and local jurisdictions where it originated;

          e. which is payable in Dollars in the United States of America by a Person who is an Obligor and who is not, at such time, the Obligor on any Defaulted Receivable;

          f. which is evidenced by a Contract (which, in the case of the Agent Contracts, shall conform in all material respects to Exhibit B-1, B-2 or B-3, as the case may be) which shall have been delivered to the Buyer at or before the time of the initial creation of an interest in such Receivable hereunder;

          g. which is not payable by an Obligor which is located or incorporated in any jurisdiction outside of the United States of America;

          h. which, in any case where the provisions of subsection 3.1(b) shall have become operative, is payable by an Obligor which shall have been directed to make all payments thereon in accordance with subsection 3.1(b) to an account over which the Buyer has sole right, title and interest and dominion and control;

          i. which in the case of an Agent Receivable is secured by a valid assignment and grant of a security interest by the related Agent Obligor to the Seller of and in all of such Agent Obligor's rights to receive any commissions, service fees and bonuses payable to such Agent Obligor by the Seller or any applicable Insurance Company, which security interest in the case of an Agent Receivable shall, if required pursuant to subsection 5.2(s) of this Agreement, be perfected by the filing of a financing statement under applicable state law (and such financing statement shall not have expired or been terminated);

          j. which in the case of a Markman Agent Receivable is secured by a valid assignment and grant of a security interest by the related Markman Agent Obligor to Pioneer Life of and in all of such Markman Agent Obligor's rights to receive any commissions, service fees and bonuses payable to such Markman Agent Obligor by Pioneer Life, which security interest in the case of a Markman Agent Receivable shall, if required pursuant to subsection 5.2(s) of this Agreement, be perfected by the filing of a financing statement under applicable state law (and such financing statement shall not have expired or been terminated) and which Markman Agent Receivable and all collateral therefor has been sold and assigned to Seller by Pioneer Life pursuant to an Assignment in the form of Exhibit A-2 attached hereto;

          k. which in the case of a CNL Agent Receivable is secured by a valid assignment and grant of a security interest by the related CNL Agent Obligor to CNL of and in all of such CNL Agent Obligor's rights to receive any commissions, service fees and bonuses payable to such CNL Agent Obligor by CNL, which security interest in the case of a CNL Agent Receivable shall, if required pursuant to subsection 5.2(s) of this Agreement, be perfected by the filing of a financing statement under applicable state law (and such financing statement shall not have expired or been terminated) and which CNL Agent Receivable and all collateral therefor has been sold and assigned to Seller by CNL pursuant to an Assignment in the form of Exhibit A-3 attached hereto;

          l. which in the case of a Markman Marketing Manager Receivable is secured by a valid assignment and grant of a security interest by Markman to Pioneer Life of and in all of Markman's rights to receive any commissions, service fees and bonuses payable to Markman by Pioneer Life, which security interest in the case of a Markman Marketing Manager Receivable shall, if required pursuant to subsection 5.2(s) of this Agreement, be perfected by the filing of a financing statement under applicable state law (and such financing statement shall not have expired or been terminated) and which Markman Marketing Manager Receivable and all collateral therefor has been sold and assigned to Seller by Pioneer Life pursuant to an Assignment in the form of Exhibit A-2 attached hereto;

          m. which in the case of an CNL Managing General Agent Receivable is secured by a valid assignment and grant of a security interest by the applicable CNL Managing General Agent to CNL of and in all of such CNL Managing General Agent's rights to receive any commissions, service fees and bonuses payable to such CNL Managing General Agent by CNL, which security interest in the case of a CNL Managing General Agent Receivable shall, if required pursuant to subsection 5.2(s) of this Agreement, be perfected by the filing of a financing statement under applicable state law (and such financing statement shall not have expired or been terminated) and which CNL Managing General Agent Receivable and all collateral therefor has been sold and assigned to Seller by CNL pursuant to an Assignment in the form of Exhibit A-3 attached hereto;

          n. which in the case of an Agent Receivable, a Markman Agent Receivable, a Markman Marketing Manager Receivable bears interest at a rate greater than the interest rate then prevailing on the Notes;

          o. which is not, at the time of the initial creation of an interest in such Receivable hereunder, subject to any defense, dispute, offset or counterclaim, whether arising out of the transactions represented by such Receivable or independently thereof and whether arising out of any assertion by any Obligor that its obligations in respect of such Receivable are, or may be, payable to a third party, instead of the owner of such Receivable, or otherwise;

          p. which is not an EFC Receivable, unless, in each case, such Eligible Fronting Company shall have in full force and effect with the Seller an Insurance Agency Agreement which shall not have been terminated;

          q. which at the time of the initial creation of an interest in such Receivable hereunder is not a Defaulted Receivable;

          r. which has not been designated by the Seller in writing as ineligible for purchase by the Buyer under this Agreement; provided, that the Seller shall not be permitted to designate as ineligible any Receivable subsequent to the sale to the Buyer hereunder of such Receivable (or any interest on such Receivable); and provided, further, that notwithstanding any such designation by the Seller, the Buyer shall continue to have a security interest in all such designated Receivables pursuant to Section 2.10; and

          s. which is not at the time of sale hereunder payable by an Obligor (i) which is subject to any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking arrangement, adjustment or other relief with respect to it or its debts, (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or such Obligor shall make a general assignment for the benefit of its creditors or (C) seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof, or (ii) which shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

     "Finance Charge Account" shall mean the account of the Buyer held and maintained at the office of ANB located at 33 North LaSalle Street, Chicago, Illinois 60690, and in the name of the Buyer and over which the Buyer shall have sole dominion and control, entitled:

Name of Account                    Account

"National Funding Corporation,          4236076
Proceeds of Design Benefit Plans,
Inc. Receivables - Finance
Charge Account."

     "finance charge collections" shall mean, with respect to the Agent Receivables, CNL Agent Receivables, Markman Agent Receivables, CNL Managing General Agent Receivables or Markman Marketing Manager Receivables, all cash payments and collections made or received on account of the finance charges, if any, owing on such Receivables including, without limitation, any payments or collections realized upon the sale of property of any Obligor securing in whole or in part the payment by such Obligor of a Receivable, any payments or collections realized under guarantees of payment of such Receivable (including, without limitation under regional manager agreements, if any) and proceeds of such Receivable.

     "Finance Charge Collections" shall mean, with respect to the Seller's Portfolio of Eligible Receivables, all cash payments and collections made or received on account of the Finance Charges, if any, owing on the Eligible Receivables in which the Buyer has purchased an Undivided Interest, including, without limitation, any payments or collections realized upon the sale of property, if any, of any Obligor securing in whole or in part the payment by such Obligor of an Eligible Receivable, any payments or collections realized under guarantees, if any, of payment of such Eligible Receivable and proceeds of such Eligible Receivable.

     "Finance Charges" shall mean, with respect to any Agent Receivable, CNL Agent Receivable, Markman Agent Receivable, CNL Managing General Agent Receivable or Markman Marketing Manager Receivable, the interest and other finance charges, if any, charged by the Seller, CNL or Pioneer Life, as the case may be, on such Receivable.

     "Financial Services" shall mean Pioneer Financial Services, Inc., a Delaware corporation.

     "Financial Services Credit Agreement" shall mean the Credit Agreement dated as of December 22, 1993, among Financial Services, ANB, Firstar Bank Milwaukee, N.A. and Bank One, Rockford N.A., as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

     "Financing Documents" shall mean the collective reference to this Agreement, the Reimbursement Agreement, the Buyer Security Agreement, the Consent and Agreement, the Acknowledgements of Assignment, the Tender Pledge Agreement and the Note Agreements.

     "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States.

     "Gross Amount Due" shall mean (i) with respect to any Receivable, the principal amount (net of any write-offs) due and to become due on such Receivable, (ii) with respect to any DBP Lead Receivable, the initial amount of such DBP Lead Receivable minus all Collections on such DBP Lead Receivable (net of any writeoffs, but in no event less than zero) and (iii) with respect to the Portfolio of Eligible Receivables, the aggregate of the amounts specified in the preceding clauses (i) and (ii) with respect to the Receivables comprising such Portfolio of Eligible Receivables.

     "Holdback Account" shall mean the account of the Buyer held and maintained at the office of ANB located at 33 North LaSalle Street, Chicago, Illinois 60690, and in the name of the Buyer and over which the Buyer shall have sole dominion and control (provided that amounts held therein shall be applied strictly in accordance with the terms of this Agreement), entitled:

Name of Account               Account No.

National Funding Corporation- 4236092
"Holdback Account."

     "Indemnified Liability" shall have the meaning assigned in Section 8.3.

     "Indenture" shall mean the Trust Indenture dated as of October 1, 1994 between the Buyer and PNC Bank, Ohio, National Association, as trustee, as the same may from time to time be amended, supplemented or otherwise modified.

     "Insurance Agency Agreements" shall mean the collective reference to the insurance agency agreements listed on Schedule IV attached hereto, as each is in effect on the date hereof or as each such agreement may be amended, supplemented or otherwise modified in accordance with the terms hereof and such other insurance agency agreements between Seller and companies which become Insurance Companies or Eligible Fronting Companies after the date hereof.

     "Insurance Companies" shall mean the collective reference to National Group Life Insurance Company, an Illinois insurance corporation, Pioneer Life Insurance Company of Illinois, an Illinois insurance corporation, Manhattan National Life Insurance Company, an Illinois insurance corporation, Connecticut National Life Insurance Company, a Connecticut corporation, each Eligible Fronting Company (but only if any EFC Receivables relating to such Eligible Fronting Company constitute Eligible Receivables hereunder), and each other insurance company as shall be proposed by the Seller and approved by the Buyer.

     "Insurance Policies" shall mean the insurance policies issued by the Insurance Companies and sold by Agent Obligors, CNL Agent Obligors or Markman Agent Obligors, under which any commissions that are due or become due to Agent Obligors, CNL Agent Obligors or Markman Agent Obligors constitute Assigned Commissions.

     "Investment Grade Obligations" shall mean investments having an NAIC investment rating of 1 and 2; or a Standard & Poor's rating within the range of ratings from AAA to BBB-; or a Moody's rating within the range of ratings from Aaa to Baa3.

     "L/C Bank" shall mean ANB and its successors and assigns. Upon the issuance and effectiveness of any letter of credit delivered in substitution or replacement of a Letter of Credit, "L/C Bank" shall mean the issuer of such replacement or substitute Letter of Credit and its successors and assigns.

     "Letter of Credit" shall mean the Letter of Credit as defined in the Reimbursement Agreement.

     "Liquidation Period" shall mean the period commencing on the earlier of the
(i) Purchase Termination Date and (ii) the date on which the conditions precedent set forth in Section 6.2 (except for subsection 6.2(f)) are not satisfied (unless such conditions are subsequently waived by the Buyer or cured by the Seller with the express written consent of the Buyer) and ending upon the termination of this Agreement pursuant to Section 4.2.

     "Losses" shall mean, during the Liquidation Period, the outstanding principal amount of each Sold Receivable (or portion thereof) which, in accordance with GAAP, is written off of the books of the Seller as uncollectible.

     "M&R Report" shall mean the report prepared by Milliman and Robertson, or other actuary reasonably acceptable to the Buyer (with the related certificate of the Seller attached thereto), substantially in the form of Exhibit F.

     "Managing General Agent Agreement" shall mean a Managing General Agent Agreement attached hereto as Exhibit I.

     "Marketing Agreement" shall mean the Marketing Agreement, dated as of May 1, 1995, between Pioneer Life and Markman, as the same may from time to time be amended, supplemented or otherwise modified as permitted herein.

     "Markman" shall mean Markman International, L.L.C., a Delaware limited liability company.

     "Markman Advance and Pledge Agreement" shall mean the Advance and Pledge Agreement, dated as of May 1, 1995, by and between Pioneer Life and Markman.

     "Markman Agent Obligor" shall mean any agent of Pioneer Life assigned to Markman as contemplated by the Marketing Agreement who is obligated to make payments to Pioneer Life on a Markman Agent Receivable.

     "Markman Agent Receivable" shall mean the obligation of a Person to repay the principal amount of and interest and other finance charges on a loan made by Pioneer Life to such Person in the ordinary course of its business, and which loan is secured by amounts due or to become due to such Person as commissions on insurance policies sold by such Person (or Persons within such Person's supervision) as an agent of Pioneer Life assigned to Markman as contemplated by the Marketing Agreement; provided, however, that "Markman Agent Receivable" shall not include any such obligation of any Person, unless the Seller designates such Person as a Person whose obligations are to be "Markman Agent Receivables" in a written notice to the Buyer as provided herein.

     "Markman Contract" shall mean the Agent Promissory Note and the Advance and Pledge Agreement in the form of Exhibit B-3 (with such modifications as shall be approved by the Buyer and L/C Bank) by which Markman is bound to make payments to Pioneer Life to repay funds lent by Pioneer Life to Markman and to pay interest and finance charges to Pioneer Life by Markman and pursuant to which Markman has assigned its rights to Assigned Commissions as collateral.

     "Markman Marketing Manager Receivable" shall mean the obligation of Markman to repay the principal amount of and interest and other finance charges on a loan made by Pioneer Life to Markman in the ordinary course of business and pursuant to the Markman Advance and Pledge Agreement, and which loan is secured by amounts due or to become due to Markman as commissions on insurance policies sold by Markman as an agent of Pioneer Life.

     "Maximum Purchase Amount" shall mean $7,600,000, as such amount may be
(i) increased on any Settlement Date upon the written request of the Seller pursuant to the related Settlement Statement, provided that any such increase shall be in an amount equal to $100,000 or an integral multiple thereof and provided, further, that, with respect to Receivables, other than CNL Receivables, the Seller shall have no right to request any such increase if, after giving effect thereto, the Maximum Purchase Amount with respect thereto would exceed the product of 0.90 times the Gross Amount Due upon the Portfolio of Eligible Receivables, excluding therefrom CNL Receivables (determined as of the last day of the preceding Settlement Period), and provided, further, that, with respect to CNL Receivables, the Seller shall have no right to request any such increase if, after giving effect thereto, the Maximum Purchase Amount with respect thereto would exceed the product of 0.80 times the Gross Amount Due upon the portion of the Portfolio of Eligible Receivables comprised of CNL Receivables (determined as of the last day of the preceding Settlement Period) or (ii) reduced upon five Business Days' written notice from the Seller to the Buyer, provided that any such reduction shall be in an amount equal to $100,000 or an integral multiple thereof, and provided, further, that if (A) at any time the Maximum Purchase Amount shall exceed the outstanding principal amount of the Notes, such Maximum Purchase Amount shall be automatically reduced to an amount not to exceed such outstanding principal amount or (B) at any time either the Maximum Purchase Amount, with respect to Receivables, other than CNL Receivables, shall exceed the product of 0.90 times the Gross Amount Due upon the Portfolio of Eligible Receivables, excluding therefrom CNL Receivables (determined as of the last day of the preceding Settlement Period) or the Maximum Purchase Amount with respect to CNL Receivables shall exceed the product of 0.80 times the Gross Amount Due upon the portion of the Portfolio of Eligible Receivables comprised of CNL Receivables (determined as of the last day of the preceding Settlement Period), such Maximum Purchase Amount shall be automatically reduced to an amount equal to the largest integral multiple of $100,000 which does not exceed such product.

     "Moody's" shall mean Moody's Investors Service, Inc.

     "Mortgages" shall mean, as of any date, the amount of mortgage loans on real estate calculated in accordance with Statutory Accounting Principles.

     "NAIC" shall mean the National Association of Insurance Commissioners.

     "Net Purchase Outstanding" shall mean, at any time, the positive remainder, if any, of (a) the aggregate Purchase Price paid by the Buyer for its Undivided Interest minus (b) the sum of (i) aggregate Principal Collections attributable to the Buyer's Undivided Interest remitted by the Seller to the Buyer (whether or not used by the Buyer to purchase an Addition to its Undivided Interest) on each Settlement Date pursuant to this Agreement or otherwise and (ii) the aggregate principal collections remitted to the Buyer pursuant to the proviso in
Section 3.1(f).

     "Non-Investment Grade Obligations" shall mean any fixed maturity debt instrument investment that is not an Investment Grade Obligation.

     "Note Agreements" shall mean the Indenture, the Notes, the Placement Agreement and the Remarketing Agreement.

     "Notes" shall mean the Floating Rate Option Notes, Series 1994-A, of the Buyer, issued pursuant to the Indenture.

     "Obligor" shall mean any Agent Obligor, CNL Agent Obligor, Markman Agent Obligor or CNL Managing General Agent, Markman or DBP Lead Obligor.

     "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Pioneer Life" shall mean Pioneer Life Insurance Company of Illinois, an Illinois corporation.

     "Placement Agent" shall mean Banc One Capital Corporation, as placement agent for the Notes.

     "Placement Agreement" shall mean the Placement Agreement dated October 4, 1994 among the Seller, the Buyer and the Placement Agent.

     "Policy Lapse Rate" shall mean the termination rate for each month calculated by the Seller and, at the end of each fiscal quarter, by Milliman & Robertson or other actuary acceptable to the Buyer, with respect to Insurance Policies which are outstanding on the last day of the immediately preceding month, provided that with respect to any calculation made for a month other than a month immediately following the end of a quarterly fiscal period, Insurance Policies underwritten after the end of the quarterly fiscal period immediately preceding such month shall be excluded from such calculation.

     "Portfolio of Eligible Receivables" of the Seller shall mean, as of any date of determination, all of the Seller's Eligible Receivables as of the last day of the Settlement Period immediately preceding such date of determination.

     "Present Value of Assigned Commissions" shall mean, as of each monthly date of determination, the amount determined in the M&R Report to be the present value of all Assigned Commissions and DBP Lead Commissions scheduled to be paid for the two-year period from such date computed by using as the discount factor a percentage not less than the greater of (a) twelve percent (12%) per annum and
(b) the Prime Rate plus 3%, provided, however, that the actuary preparing the M&R Report shall (i) exclude Assigned Commissions and DBP Lead Commissions relating to Receivables which are not Eligible Receivables, (ii) exclude Assigned Commissions and DBP Lead Commissions relating to Defaulted Receivables,
(iii) exclude Assigned Commissions, relating to renewal commissions on Insurance Policies, that are assigned by Agent Obligors to National Group Marketing

Training Corporation, and (iv) net against the Assigned Commissions and DBP Lead Commissions the amount of any chargebacks.

     "Prime Rate" shall mean the rate as designated by L/C Bank from time to time as its prime rate in the United States of America, such rate to change as and when such designated rate changes. The prime rate is not intended to be the lowest rate of interest charged by L/C Bank in connection with extensions of credit to debtors.

     "principal collections" shall mean, with respect to the Receivables, all cash payments and collections made or received on account of the Receivables exclusive of finance charges attributable thereto, but including, without limitation, any payments or collections realized upon the sale of property of any Obligor securing in whole or in part the payment by such Obligor of a Receivable, any payments or collections realized under any guarantees of payment of such Receivable and proceeds of such Receivable.

     "Principal Collections" shall mean, with respect to the Seller's Portfolio of Eligible Receivables, all cash payments and collections made or received on account of the Eligible Receivables in which the Buyer has purchased an Undivided Interest, exclusive of Finance Charges attributable thereto, but including, without limitation, any payments or collections realized upon the sale of property of any Obligor securing in whole or in part the payment by such Obligor of an Eligible Receivable, any payments or collections realized under any guarantees of payment of such Eligible Receivable and proceeds of such Eligible Receivable.

     "Prior Purchase Agreement" shall have the meaning assigned in Section 8.13.

     "Purchase Fee" shall have the meaning assigned in subsection 2.3(c).

     "Purchase Price" shall have the meaning assigned in subsection 2.3(a).

     "Purchase Termination Date" shall mean the earlier of (i) December 31, 1997 or such later date as shall be agreed in accordance with subsection 4.2(b) and
(ii) the date of termination of the commitment of the Buyer hereunder pursuant to Section 7.1.

     "Real Estate Concentration Ratio" means, as of any date, the ratio of (a) the sum of (i) Real Estate Investments plus (ii) Mortgages to (b) Capital and Surplus.

     "Real Estate Investments" shall mean, as of any date, the sum of (a) the book value of properties acquired in satisfaction of debt calculated in accordance with Statutory Accounting Principles plus (b) the investment in investment real estate calculated in accordance with Statutory Accounting Principles; provided, that the properties occupied by Pioneer Financial Services or any Subsidiary shall be excluded from the calculation of Real Estate Investments for purposes of this Agreement.

     "Receivable" shall mean each Agent Receivable, CNL Agent Receivable, CNL Managing General Agent Receivable, Markman Agent Receivable, Markman Marketing Manager Receivable and each DBP Lead Receivable. An obligation arising from any one advance, loan or transaction shall constitute a Receivable separate from a Receivable consisting of the obligation arising from any other advance, loan or other transaction.

     "Reimbursement Agreement" shall mean the Reimbursement Agreement, dated as of October 1, 1994, between the Buyer and L/C Bank, as the same may from time to time be amended, supplemented or otherwise modified.

     "Remarketing Agent" shall mean Banc One Capital Corporation, as remarketing agent for the Notes.

     "Remarketing Agreement" shall mean the Remarketing Agreement between the Buyer and the Remarketing Agent, dated as of October 1, 1994.

     "Reserve Account" shall mean the account of the Seller held and maintained at the office of ANB located at 33 North LaSalle Street, Chicago, Illinois 60690, entitled:

Name of Account               Account
Design Benefit Plans, Inc.         #4248082
Receivables - Agent Reserve Account

     "S&P" shall mean Standard & Poor's Ratings Group.

     "Seller" shall have the meaning assigned in the preamble hereto.

     "Settlement Date" shall mean (i) October 27, 1994, and thereafter (ii) the 20th calendar day of each succeeding month or, if such 20th day is not a Business Day, the next succeeding Business Day.

     "Settlement Period" shall mean, with respect to any Settlement Date, the calendar month first preceding the calendar month in which such Settlement Date occurs.

     "Settlement Statement" shall mean the Settlement Statement, substantially in the form of Exhibit H, to be delivered by the Seller to the Buyer pursuant to
Section 4.1.

     "Sold Receivable" shall mean each Eligible Receivable in the Portfolio of Eligible Receivables in which an Undivided Interest has been purchased by the Buyer hereunder.

     "Statutory Accounting Principles" shall mean statutory reporting practices prescribed or permitted by the State of Illinois Department of Insurance or by a regulatory body of another state, as applicable to an Insurance Company, for the preparation of financial statements and other reports by insurance companies of the same type as the Insurance Companies in Illinois applied on a basis consistent with the most recent financial statements of the Insurance Companies in Illinois delivered to the Buyer prior to the date of this Agreement.

     "Subsidiary" shall mean, in the case of any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Subsidiary Insurance Company" shall mean an Insurance Company which is a Subsidiary of Financial Services.

     "Taxes" shall mean any present or future sales, gross receipts, general corporation, personal property, income, franchise, privilege, license, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any govern-mental authority, excluding, in the case of L/C Bank net income and franchise taxes based upon net income imposed on L/C Bank by the jurisdiction under the laws of which it is organized or in which is located any office from or at which L/C Bank is making or maintaining its loans or advances, or any political subdivision or taxing authority thereof or therein.

     "Tender Pledge Agreement" shall mean the Tender Pledge and Security Agreement, dated as of October 1, 1994, made by the Buyer to L/C Bank pursuant to Section 2.9 of the Reimbursement Agreement.

     "Termination Event" shall have the meaning assigned in Section 7.1.

     "Time of Full Payout" shall mean the date on which the Net Purchase Outstanding shall have been reduced to zero at the close of business on such date.

     "Total Adjusted Capital" shall have the same meaning as the term "Total Adjusted Capital" as defined in the NAIC Risk-Based Capital (RBC) for Life and/or Health Insurers Model Act, as such term may be amended by the NAIC from time to time.

     "Total Invested Assets" shall mean, as of any date, as to each Insurance Company (other than Eligible Fronting Companies), the amount of such Insurance Company's cash and invested assets calculated in accordance with Statutory Accounting Principles.

     "Transfer Notice" shall have the meaning assigned in subsection 3.2(d).

     "Trustee" shall mean PNC Bank, Ohio, National Association, as trustee under the Indenture or any successor trustee appointed pursuant to the terms contained therein.

     "Undivided Interest" of the Buyer in the Seller's Portfolio of Eligible Receivables shall mean an undivided participating ownership interest in the Portfolio of Eligible Receivables equal, at any time, to the percentage equivalent of a fraction the numerator of which is the Net Purchase Outstanding of the Buyer in the Portfolio of Eligible Receivables at such time and the denominator of which is the Gross Amount Due upon the Portfolio of Eligible Receivables at such time; provided, however, that such percentage equivalent, as computed as of the day immediately preceding the first day of the Liquidation Period, shall remain constant at all times during the Liquidation Period until it shall be reduced to zero at such time as the Net Purchase Outstanding shall have been reduced to zero and all other amounts owing to the Buyer hereunder shall have been paid in full.

     B.   OTHER DEFINITIONAL PROVISIONS.

     1. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

     2. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Seller or its Affiliates or its Subsidiaries, unless otherwise defined herein or therein, shall have the respective meanings given to them under GAAP.


                                   ARTICLE II.

                         AGREEMENT TO PURCHASE AND SELL


     A. AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, the Seller may at its option sell to the Buyer without recourse (except as expressly provided for herein), and the Buyer agrees (to the extent the Buyer has funds available to it) to purchase from the Seller, from the effective date of this Agreement to but not including the Purchase Termination Date, an Undivided Interest (and Additions thereto) in all right, title and interest of the Seller in, to and under the Seller's Portfolio of Eligible Receivables, including, without limitation, all monies due and to become due thereunder and all guarantees thereof and collateral security therefor and all proceeds thereof.

     B.   PURCHASE AND SALE PROCEDURE.

          1. Sales of Undivided Interests and Additions thereto hereunder may take place on any Settlement Date occurring on or after the effective date of this Agreement and prior to the Purchase Termination Date (each date on which a sale of an Undivided Interest or an Addition thereto occurs hereunder being herein referred to as the "Closing Date" applicable to such sale), provided that the Seller shall have given the Buyer at least three Business Days' prior written, telegraphic, telex, facsimile or telephonic notice (effective upon receipt) of its intention to sell an Undivided Interest or an Addition thereto hereunder on such date. Also, not less than three Business Days prior to each Closing Date hereunder, the Seller shall deliver to the Buyer the Settlement Statement referred to in Section
     4.1 hereof.

          2. Each sale hereunder of an Undivided Interest or an Addition thereto shall be as of the close of business on the last Business Day of the calendar month immediately preceding the related Closing Date (each said "as of" date being herein called the "Date of Sale") and shall take place at the office of the Buyer or such other place as may be agreed upon. No later than 11:00 a.m. (Chicago time) on each Closing Date hereunder the Seller shall deliver to the Buyer (i) a certificate in substantially the form of Exhibit D, duly executed by an authorized officer of the Seller, dated such Closing Date, certifying as to (w) the Net Purchase Outstanding before giving effect to the purchase and sale to be effected on such Closing Date and assuming the remittance to the Buyer on such Closing Date of any Principal Collections attributable to the Undivided Interest of the Buyer in the Portfolio of Eligible Receivables and then held by the Seller on account of the Settlement Period ending on such Closing Date, (x) the total Collections so held and a breakdown of Finance Charge Collections and Principal Collections and the portion of each attributable to the Buyer's Undivided Interest, (y) the Purchase Price for any amount of the Undivided Interest or Addition thereto being sold on such Closing Date and (z) that
     Section 2.2(c) will not be violated by the purchase of such Undivided Interest or Addition, and (ii) an Assignment, dated the related Date of Sale, assigning and transferring to the Buyer an Undivided Interest or Addition thereto in all right, title and interest of the Seller in and to the Seller's Portfolio of Eligible Receivables on such Date of Sale, all monies to become due thereunder, and in and to any and all guarantees thereof and collateral security therefor and all proceeds thereof.

          3. The Buyer shall have no obligation to purchase an Undivided Interest or Addition thereto on any Closing Date hereunder to the extent that (i) the sum of (x) the Net Purchase Outstanding (as calculated and set forth in the certificate delivered above) plus (y) the proposed Purchase Price payable by the Buyer on such Closing Date would exceed the Maximum Purchase Amount or (ii) the sum of (x) the Net Purchase Outstanding (as calculated and set forth in the certificate delivered above) with respect to CNL Receivables plus (y) the proposed Purchase Price payable by the Buyer on such Closing Date with respect to CNL Receivables would exceed Five Million Dollars ($5,000,000), or (iii) the Buyer does not have available funds in the Collateral Account which may, consistent with
     Section 6.3(a) of the Buyer Security Agreement, be used to pay any portion of the Purchase Price still owing after application of funds as provided in clause first of the first sentence of Section 2.3(b) of this Agreement.

          4. The Seller agrees that the Purchase Price it specifies to the Buyer pursuant to this Section 2.2 shall not exceed the amount the Seller would be permitted to request if any Undivided Interest or Addition did not include any DBP Lead Receivables and the Buyer shall not be obligated to pay to the Seller a Purchase Price in excess of such amount.

     C.   PAYMENT OF PURCHASE PRICE; PURCHASE FEE.

          1. The purchase price for the Undivided Interest or any Addition thereto sold to the Buyer on any Closing Date pursuant to Section 2.2 shall, subject to the limitation in Section 2.2(c), be the amount specified by the Seller (the "Purchase Price").

          2. The Purchase Price with respect to the Undivided Interest or the Addition thereto being purchased from the Seller on a Closing Date shall be paid: first, by applying all, but not less than all (except as provided in the next succeeding sentence), of the Principal Collections attributable to the Buyer's Undivided Interest received, by or on behalf of the Seller during the Settlement Period immediately preceding such Closing Date and to be delivered to the Buyer on such Closing Date under subsection 3.1(a), and second, to the extent necessary, the Buyer shall pay any remaining portion of the Purchase Price. In the event that the Purchase Price with respect to the Undivided Interest or the Addition thereto being purchased on a Closing Date is less than the Principal Collections attributable to the Buyer's Undivided Interest received by or on behalf of the Seller during the Settlement Period immediately preceding such Closing Date, such Principal Collections shall be applied first to the payment of such Purchase Price and second any remainder thereof shall be distributed to the Buyer.

          3. As consideration for the Buyer's purchase of an Undivided Interest or an Addition thereto and in lieu of purchasing such Undivided Interest or an Addition thereto at any initial discount, the Seller shall, on each Settlement Date (and as provided below, upon the request of the Buyer), pay to the Buyer a purchase fee (the "Purchase Fee") equal in the aggregate to the Buyer's fees, costs and expenses incurred since the preceding Settlement Date (or in the case of the first Settlement Date, since the effective date of this Agreement) in connection with the transactions contemplated by this Agreement and the Financing Documents and the issuance by the Buyer of the Notes, including (i) all fees, expenses and costs payable by the Buyer or L/C Bank under the Reimbursement Agreement, the Buyer Security Agreement, and the Note Agreement,
     (ii) without duplication of any amounts payable under clause (iii) below, interest accrued and to accrue on the Notes (together with any amounts due in respect of "grossing-up" for withholding or other Taxes), but not the principal amount of the Notes, (iii) interest accrued and to accrue under the Reimbursement Agreement and amounts in respect of interest paid by L/C Bank to the Trustee or the holders of the Notes, which amounts are payable by the Buyer to L/C Bank under the Reimbursement Agreement (together with any amounts due under Section 2.8 of the Reimbursement Agreement in respect of "grossing-up" for withholding or other Taxes), but not amounts constituting principal owing under the Reimbursement Agreement or amounts in respect of the principal amount of the Notes, (iv) indemnities incurred or owing by the Buyer under or in connection with the Reimbursement Agree-ment, the Buyer Security Agreement or the Note Agreements and (v) the costs of preparing income and other tax returns, the cost of maintaining a registered agent and a place of business in the State of Delaware and federal, state and local income and other taxes (if any); provided, that, so long as no Termination Event shall have occurred and be continuing, the Seller shall be entitled to a credit against the Purchase Fee payable under this subsection 2.3(c) on such Settlement Date (but not against any Purchase Fee payable upon the request of the Buyer as provided below) equal to the sum of (x) the amount of the Finance Charge Collections attributable to the Buyer's Undivided Interest paid by the Seller to the Buyer on the preceding Settlement Date plus (y) all interest and other amounts earned on the deposited funds in the Collateral Account, the Application Account and the Finance Charge Account from and including the preceding Settlement Date (or, in the case of the first Settlement Date, the effective date of this Agreement) to but not including such Settlement Date (and, to the extent the sum of (x) and (y) exceed such Purchase Fee payable on such Settlement Date, the Seller shall be entitled to a rebate of such excess). Without in any way limiting the Seller's obligations under this subsection 2.3(c) on any Settlement Date, if the Buyer notifies the Seller at or prior to 5:00 p.m. (Chicago time) on any Business Day that it wishes the Seller to pay on the immediately succeeding Business Day any amount under this subsection 2.3(c) which is or will be accrued as of such succeeding Business Day, then the Seller shall pay to the Buyer such amount as provided in Section 8.2 at or prior to 11:00 a.m. (Chicago time) on such immediately succeeding Business Day; provided, that any amounts so paid by the Seller shall not be considered owing on the next succeeding Settlement Date. Each reference to each of the Financing Documents in this subsection 2.3(c) shall be to such agreements as in effect on the date hereof or as the same may be amended, supplemented or otherwise modified in accordance with the terms thereof and with the consent of the Seller. All calculations made by the Buyer pursuant to this subsection 2.3(c) shall be conclusive, absent manifest error.

          4. As further consideration for the Buyer's purchase of an Undivided Interest or an Addition thereto, the Seller agrees to pay to the Buyer in advance (i) a nonrefundable annual fee of $10,000 on October 31, 1994 and on each October 31 thereafter until the Time of Full Payout and
     (ii) a nonrefundable semiannual fee of $5,324 on the last Business Day of June and December commencing December 1994 until Buyer's Preferred Stock is redeemed in full, at which time the Seller agrees to pay to the Buyer a final nonrefundable fee in an amount equal to the product of $5,324 multiplied by a fraction the numerator of which is equal to the number of days between the last semiannual payment date and such redemption date and the denominator of which is 180.

     D.   REASSIGNMENT.

          1. If the Net Purchase Outstanding shall at any time exceed the Maximum Purchase Amount, the Buyer shall reassign to the Seller, free of liens created by the Buyer but otherwise without recourse, representation or warranty, such portion of the Undivided Interest as is necessary so that, after giving effect to such reassignment, the Net Purchase Outstanding would not exceed such Maximum Purchase Amount.

          2. Each such reassignment shall be made for a purchase price (payable by the Seller upon request in immediately available funds) equal to the amount of the Undivided Interest so reassigned multiplied by the Gross Amount Due upon the Portfolio of Eligible Receivables as of the last day of the Settlement Period immediately preceding the date of such reassignment.

     E. INTEREST ON OVERDUE PAYMENTS. If any amount payable by the Seller to the Buyer, whether on account of fees or expenses or on account of amounts collected by the Seller or otherwise, is not paid on the relevant Settlement Date or other relevant date, such amount shall bear interest for each day from such Settlement Date or other relevant date, as the case may be, until such amount is paid in full at a rate per annum equal to 3% above the Prime Rate in effect on each such day.

     F. FEE AND INTEREST CALCULATIONS. Calculations of per annum rates under this Agreement shall be made on the basis of a 360-day year for actual days elapsed.

     G. INDEMNIFICATION BY SELLER. The Seller hereby agrees to pay, and to indemnify and hold harmless the Buyer and the Buyer's officers, directors, employees, agents and shareholders from (a) any Taxes which may at any time be imposed in respect of this Agreement, the Financing Documents or the subject matter hereof or thereof or as a result of the issuance by the Buyer of the Notes or by the transactions contemplated hereby or thereby, and (b) reasonable costs, expenses and counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Seller hereunder or imposed against the Buyer, the Seller, the property involved or otherwise.

     H. DISTRIBUTION OF COLLECTIONS AND OTHER PAYMENTS. All amounts in respect of Collections attributable to the Buyer's Undivided Interest shall be remitted by the Seller without set-off or counterclaim, to the Buyer on each Settlement Date and all amounts in respect of other payments owing by the Seller pursuant to this Agreement shall be remitted to the Buyer as promptly as practicable without set-off or counterclaim.

     I. NETTING OF PAYMENTS. Anything contained in this Agreement to the contrary notwithstanding, the Buyer may, in its complete discretion, net any amounts the Buyer is required to make available to the Seller on any Settlement Date pursuant to this Agreement against any amounts the Seller is required to make available to the Buyer on such Settlement Date pursuant to this Agreement.

     J. GRANT OF SECURITY INTEREST. The parties hereto agree that this Agreement is intended to constitute the sale of an Undivided Interest (and any Additions thereto) in all right, title and interest of the Seller in, to and under the Portfolio of Eligible Receivables. In addition, the parties hereto agree that (a) this Agreement constitutes a grant by the Seller to the Buyer of a perfected first priority security interest in all of the Seller's right, title and interest in, to and under each Receivable (whether or not an Eligible Receivable), all guarantees thereof, all collateral security therefor (including, without limitation, all Contracts and Assigned Commissions) and all of the DBP Lead Commissions, all monies due or to become due thereon in each case and all amounts received with respect thereto in each case and all "proceeds" (as defined in Section 9-306 of the Uniform Commercial Code as in effect in the applicable jurisdiction) thereof in each case, whether now existing or hereafter arising, (b) such security interest is intended to secure, without limitation, all now and hereafter outstanding obligations of the Seller to the Buyer and (c) this Agreement shall constitute a security agreement under applicable law.


                                  ARTICLE III.

                       COLLECTIONS; MAINTENANCE OF RECORDS

          A.   COLLECTIONS AND APPLICATIONS.

          1. The Seller hereby agrees that on or before the initial Date of Sale on which an Undivided Interest shall be sold hereunder, the Seller will have established a cash management system whereby the Seller can identify from all cash received all Collections which are attributable to the Portfolio of Eligible Receivables and the Buyer's Undivided Interest therein (and the portion thereof constituting Principal Collections and the portion thereof constituting Finance Charge Collections) and all collections attributable to Receivables (and the portion thereof constituting principal collections and the portion thereof constituting finance charge collections). The Seller shall, during each Settlement Period, identify those Collections which are on account of the Buyer's Undivided Interest in the Portfolio of Eligible Receivables and shall
     (i) with respect to such Collections constituting Principal Collections, subject to the provisions of subsection 2.3(b), not later than 12:00 noon (Chicago time) on the Settlement Date immediately succeeding such Settlement Period, cause all such Principal Collections to be deposited in the Application Account and (ii) with respect to such Collections constituting Finance Charge Collections, not later than 12:00 noon (Chicago time) on each such Settlement Date, cause all such Finance Charge Collections to be deposited in the Finance Charge Account; provided, however, that during the Liquidation Period, the Seller shall deliver all principal collections and finance charge collections which are attributable to the Receivables (including collections which are not attributable to the Buyer's Undivided Interest, which collections shall be applied in the manner specified in subsections 3.1(f) and (g) below) to the Buyer on each Settlement Date in the manner specified in clauses (i) and (ii) above; and provided, further, however, that at any time after the occurrence and during the continuance of a Termination Event and upon two Business Days' prior written request of the Buyer, determined in the Buyer's sole discretion, the Seller shall transfer or cause to be transferred on a daily basis in immediately available funds (x) to the Application Account an amount not less than the aggregate amount of all identified principal collections (including all principal collections which are not attributable to the Buyer's Undivided Interest, which collections shall be applied in the manner specified in subsections 3.1(f) and (g) below) received prior to the time of such transfer and not previously transferred and (y) to the Finance Charge Account an amount not less than the aggregate amount of all identified finance charge collections (including all finance charge collections which are not attributable to the Buyer's Undivided Interest, which collections shall be applied in the manner specified in subsection 3.1(f) and (g) below) received prior to the time of such transfer and not previously transferred.

          2. The Seller agrees that, upon (i) the occurrence and during the continuance of any Termination Event or any event which, with the giving of notice or the lapse of time or both, would constitute a Termination Event, and (ii) the written request of the Buyer, the Seller shall transfer to the Buyer all of the Seller's right, title and interest in, to and under each and every bank account to which the Obligors (or applicable Insurance Companies) shall previously have been directed to remit payments (or Assigned Commissions or DBP Lead Commissions in the case of Insurance Companies) on account of or with respect to Receivables or which are used by the Seller to concentrate such payments. Each such transfer shall be effected pursuant to such agreements, documents and instruments as the Buyer shall, in its sole discretion, require. The Seller shall, from time to time, execute and deliver such other documentation in form and substance satisfactory to the Buyer as may be reasonably requested by the Buyer to obtain sole dominion and control over each such bank account. Each such bank account shall, after any transfer effected pursuant to this paragraph
     (b), be maintained in accordance with the terms and conditions of such documentation. Commencing upon any transfer of bank accounts described in this paragraph (b), all collections then on deposit or thereafter deposited in, and all credits in, such bank accounts shall be transferred to the Application Account (in the case of principal collections) and the Finance Charge Account (in the case of finance charge collections). In the event the Seller has not established such a system of bank accounts, it will promptly establish and maintain such a system of bank accounts in form satisfactory to the Buyer.

          3. The Buyer agrees that, in any case where the provisions of subsection 3.1(b) shall become applicable, as soon as practicable but in any event not later than the Business Day following the date of establishment to its satisfaction by the Seller that any of the collected funds received by the Buyer in any of the Buyer's bank accounts referred to in subsection 3.1(b) do not constitute collections on account of Agent Receivables, CNL Receivables, Markman Agent Receivables, Markman Marketing Manager Receivables or DBP Lead Commissions, the Buyer shall remit to the Seller such moneys which do not constitute such collections (provided that amounts which constitute collections but which are not attributable to the Buyer's Undivided Interest shall be applied in the manner specified in subsection 3.1(f) and (g) below). The Buyer agrees that, upon the request of the Seller, it will furnish to the Seller such information regarding moneys received on such bank accounts as may be reasonably necessary to permit the Seller to identify such moneys which do not constitute such collections.

          4. The Buyer shall treat all immediately available funds received by it or deposited in the Application Account as "Principal Collections" attributable to its Undivided Interest for purposes of this Agreement and shall treat all immediately available funds received by it or deposited in the Finance Charge Account as "Finance Charge Collections" and all such funds shall be treated as having been received as of the Business Day Received (as defined in the immediately succeeding sentence). As used herein, the term "Business Day Received" shall mean (i) if funds are deposited in such Application Account or Finance Charge Account by 12:00 noon (Chicago time), such day of deposit and (ii) if funds are deposited in such Application Account or Finance Charge Account after 12:00 noon (Chicago time), the Business Day next following such day of deposit.

          5. Neither the Seller nor any other Person claiming by, through or under the Seller shall have any right, title or interest in, or any control over the use of, or any right to withdraw moneys from, the Application Account, the Finance Charge Account or the Holdback Account.

          6. During the Liquidation Period, all collections which are not attributable to the Buyer's Undivided Interest which are deposited in the Application Account and the Finance Charge Account shall be segregated by the Buyer, shall be deposited in the Holdback Account and shall be applied by the Buyer in accordance with the provisions of subsections 3.1(g) and
     (h); provided, however, that during the Liquidation Period, a percentage (equal to the percentage equivalent representing the Buyer's Undivided Interest in all Sold Receivables) of all collections attributable to the Receivables which are not attributable to the Buyer's Undivided Interest shall be paid to the Buyer until such time as the Net Purchase Outstanding shall equal zero.

          7. On each Settlement Date occurring during the Liquidation Period, the Buyer shall deduct from the Holdback Account (to the extent of the funds therein) and pay to the Application Account an amount equal to the sum of (i) all Losses occurring during the preceding Settlement Period plus
     (ii) all Losses occurring during any prior Settlement Period and not previously so reimbursed to the Buyer.

          8. At the end of the Liquidation Period, all funds on deposit in the Holdback Account, to the extent not used to offset Losses as set forth in subsection 3.1(g) above, shall be returned to the Seller.

     B.   COLLECTIONS BY THE SELLER.

          1. The Seller will, at the Seller's cost and expense and as agent for the Buyer (but subject, at any time after the occurrence of a Termination Event, to the right of the Buyer to direct and control), endeavor to collect, consistent with its past practices (as to the Receivables owned by it) as and when the same becomes due, the amount owing on each Receivable. The Seller will not make any material changes in its administrative servicing and collection systems without the prior approval of the Buyer, such approval not to be unreasonably withheld. In the event of default under any Sold Receivable, the Seller shall have the power and authority, on behalf of the Buyer, to take such action in respect of such Sold Receivable, as the Seller, in the absence of contrary instructions from the Buyer, may deem advisable. In the enforcement or collection of any Sold Receivable, the Seller shall be entitled to sue thereon in its own name, if possible, or, if, but only if, the Buyer consents in writing, as agent of the Buyer. In no event shall the Seller make the Buyer a party to any litigation without the Buyer's express prior written consent. The Buyer may, as set forth in subsection 3.2(d), (i) by notice in writing terminate the authority of the Seller to act as agent for and on behalf of the Buyer and/or (ii) notify any Obligor of the assignment to the Buyer of an Undivided Interest in any Sold Receivable hereunder and/or (iii) direct any Obligor to make all payments in respect of Sold Receivables in the name of the Buyer.

          2. The Seller hereby agrees to defend and indemnify the Buyer against all costs, expenses, claims and liabilities in respect of any action taken by the Seller relative to any Receivable, or arising out of any failure of compliance of any Receivable hereunder with the provisions of any law or regulation, whether Federal, state or local, applicable thereto (including, without limitation, any usury law, the Federal Truth in Lending Act or Regulation Z of the Board of Governors of the Federal Reserve System). The Buyer shall have no obligation to, and unless and until the occurrence of an event described in clauses (i) and (ii) of the first sentence of subsection 3.1(b), the Buyer shall not, take any action or commence any proceedings to realize upon any Receivable (including, without limitation, any Defaulted Receivable) or to enforce any of its rights or remedies with respect thereto.

          3. The Seller hereby irrevocably grants to the Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller or in its own name all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or owned by the Seller or transmitted to or received by the Buyer as payment on account or otherwise in respect of any Receivable. In addition, in order to effect the purposes of this Agreement and the sale of Undivided Interests and Additions thereto and to evidence the ownership interest of the Buyer in the Sold Receivables and the security interest of the Buyer in all other Receivables, the Seller hereby irrevocably grants to the Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller or in its own name all actions in respect of the preparation, execution and filing of any and all notices and instruments necessary or advisable under the Uniform Commercial Code.

          4. The Buyer may at any time, after the occurrence of a Termination Event, by notice in writing to the Seller (a "Transfer Notice") terminate the Seller's functions as to all of the administrative, servicing and collection functions provided for in this Article III (the termination of such functions being referred to as a "Complete Servicing Transfer"). Upon the occurrence of a Complete Servicing Transfer, (i) the Buyer or its designee shall administer the administrative, servicing and collection functions, including, but not limited to, the issuance of demands for payment under the Receivables, in any manner it deems fit, provided that the Buyer will furnish or cause to be furnished to the Seller such information as the Seller needs to perform its obligations under Section 4.1, (ii) the Buyer shall, at any time thereafter, be entitled to notify the Obligors on any Receivables to make payment of amounts due thereunder in the name of and directly to the Buyer and to notify the applicable Insurance Companies to make payments of all Assigned Commissions or DBP Lead Commissions in the name of and directly to the Buyer and (iii) the Seller shall, at its own expense, (x) if so requested by the Buyer, endorse each instrument, if any, evidencing any Receivable to the Buyer in such manner as the Buyer shall direct and (y) perform any and all acts and execute any and all documents as may be reasonably requested by the Buyer in order to effect the purposes of this Agreement and the sale of Undivided Interests and Additions thereto and to evidence the ownership interest of the Buyer in the Sold Receivables and the security interest of the Buyer in the other Receivables.

          5. The Seller shall execute and deliver such additional documents, shall take such further action as the Buyer may reasonably request to effect or evidence the transfer of an Undivided Interest in the Portfolio of Eligible Receivables and a security interest in the Receivables and shall execute and deliver to the Buyer such powers of attorney (in addition to the power of attorney provided for in subsection 3.2(c)) as may be necessary or appropriate to enable the Buyer to endorse for payment any check, draft or other instrument delivered in payment of any amount under or in respect of any Receivable. If, at any time, when the provisions of subsection 3.1(b) shall have become operative, the Seller receives any cash or checks, drafts or other instruments for the payment of money on account or otherwise in respect of Receivables, the Seller shall segregate such cash and other items, hold such cash and other items in trust for the benefit of the Buyer and cause such cash and other items (properly endorsed, where required, so that such items may be collected by the Buyer) to be transmitted or delivered to the Buyer within one Business Day after the date any such cash or other item shall have been identified and segregated by the Seller as being on account of a Receivable.

          6. All collections on account of the Receivables of each Obligor shall be applied in the order of maturity thereof unless specifically identified otherwise in writing by such Obligor.

          7. In the event of any Complete Servicing Transfer the Seller shall be liable for all costs, fees, expenses and reimbursements payable to the Buyer or its designee who shall have undertaken the administration, servicing and collection functions provided for herein in respect of the Receivables.

     C. MAINTENANCE OF RECORDS. The Seller will or will cause one or more of the Insurance Companies to hold in trust for the Buyer at the office of the Seller books of account and other records as will enable the Buyer or its designee to determine at any time the status of the Eligible Receivables and the Receivables and all collections and payments in respect thereof. The Seller will or will cause one or more of the Insurance Companies to permit the Buyer, at any time and from time to time during the Seller's or such Insurance Companies' regular business hours, to inspect, audit, check and make abstracts from the Seller's or such Insurance Companies' books, accounts, records, or other papers pertaining to such Receivables. From time to time upon the written request of the Buyer, the Seller, at its own expense, will deliver or will cause one or more Insurance Companies to deliver to the Buyer (a) a schedule of the Receivables, identifying separately the Sold Receivables sold by Seller and the Eligible Receivables, indicating as to each such Receivable information as to the Obligor thereon, the unpaid balance thereof, and such other information as the Buyer may reasonably deem appropriate and (b) copies of any such records and invoices pertaining thereto and evidence thereof as the Buyer may deem necessary to enable it to enforce its rights thereunder. Following a Complete Servicing Transfer, upon the written request of the Buyer, the Seller will deliver all such records and invoices pertaining thereto and other evidence thereof to the Buyer or any agent selected by the Buyer. Each computer record relating to the Eligible Receivables or the Receivables will be marked to indicate the interest of the Buyer therein. Upon request of the Buyer, the Seller will or will cause one or more of the Insurance Companies to segregate from all other receivables then owned or being serviced by the Seller or such Insurance Companies all records, invoices and other documents relating to a Receivable and will, or will cause such Insurance Companies to, hold in trust and safely keep such records, invoices and other documents in such place or places as shall be designated by the Buyer.

     D. REBATES, ADJUSTMENTS AND REDUCTIONS; MODIFICATIONS; ADDITIONS; REPURCHASE OF DBP LEAD RECEIVABLES.

          (a) With respect to the Sold Receivables, the amount of any rebate, discount, refund, adjustment, chargeback or similar item (including, without limitation, as a result of the application of any special or other discounts or any reconciliations) of any Sold Receivable, the amount owing for any cancellations or the amount of any other reduction of any payment under any Sold Receivable shall be treated as a collection thereon by the Seller for purposes of this Agreement and shall be paid to the Buyer on the next Settlement Date. The Seller may be reimbursed for chargebacks relating to policies written by an Agent Obligor, a CNL Agent Obligor, or a Markman Agent Obligor, or CNL Managing General Agent or Markman out of amounts deposited in the Reserve Account with respect to such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, CNL Managing General Agent or Markman or, to the extent such amounts are insufficient, out of Assigned Commissions payable to such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, CNL Managing General Agent or Markman, as the case may be; provided that the Seller may be reimbursed out of Assigned Commissions of an Agent Obligor, a CNL Agent Obligor, or a Markman Agent Obligor, or CNL Managing General Agent or Markman only to the extent that such Assigned Commissions exceed the aggregate amount payable with respect to the outstanding Agent Receivables of such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, CNL Managing General Agent or Markman, as the case may be.

          (b) During the Liquidation Period with respect to the Receivables, the amount of any rebate, discount, refund, adjustment, chargeback or similar item (including, without limitation, as a result of the application of any special or other discounts or any reconciliations) of any Receivable, the amount owing for any cancellations or the amount of any other reduction of any payment under any Receivable shall be treated as a collection thereon by the Seller for purposes of this Agreement and shall be paid to the Buyer on the next Settlement Date. The Seller may be reimbursed for chargebacks relating to policies written by an Agent Obligor, a CNL Agent Obligor, or a Markman Agent Obligor, or CNL Managing General Agent or Markman out of amounts deposited in the Reserve Account with respect to such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, CNL Managing General Agent or Markman or, to the extent such amounts are insufficient, out of Assigned Commissions payable to such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, CNL Managing General Agent or Markman; provided that the Seller may be reimbursed out of Assigned Commissions of an Agent Obligor, a CNL Agent Obligor, or a Markman Agent Obligor, or CNL Managing General Agent or Markman only to the extent that such Assigned Commissions exceed the aggregate amount payable with respect to the outstanding Agent Receivables of such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, CNL Managing General Agent or Markman.

          (c) Without limiting the generality of the foregoing provisions of this Section 3.4, in the event that any Insurance Company fails to make any DBP Lead Commission payment within 30 days after such payment is due (whether because of the lapse or cancellation of the underlying Insurance Policy or for any other reason) and such DBP Lead Commissions were payable with respect to a DBP Lead Receivable in which an Undivided Interest was sold hereunder (a "Defaulted Lead Receivable") then the Seller shall repurchase from Buyer on the next Settlement Date, Buyer's Undivided Interest in such Defaulted Lead Receivable for an amount equal to the product of (i) the Undivided Interest times (ii) the Gross Amount Due (without deduction for any write-offs) upon such Defaulted Lead Receivable.


          (d) Notwithstanding any other provision in this Agreement (or any exhibit or schedule hereto) the Seller may at any time charge back to an agent's account any unearned advances, whether the result of a lapsed policy or a policy not taken out, subject, however, to the limitations on such chargebacks contained in this Agreement regarding matters other than time.

                                   ARTICLE IV.

                            SETTLEMENTS; TERMINATION

     A. SETTLEMENT STATEMENTS. Not later than three Business Days prior to each Settlement Date until the Undivided Interest of the Buyer in the Portfolio of Eligible Receivables has been reduced to zero, the Seller shall submit to the Buyer a Settlement Statement, substantially in the form of Exhibit H, setting forth the items listed on such Exhibit H and such other information as the Buyer may reasonably consider appropriate for the purpose of effecting an accounting and settlement hereunder. The Seller agrees to notify the Buyer promptly after any collections manager or supervisor thereof, any member of the legal department or any vice president or other executive officer of the Seller obtains actual knowledge of any event with respect to any Obligor or Insurance Company of the type described in subsection 7.1(e).

     B.   TERMINATION.

          1. This Agreement will terminate at such time on or after the Purchase Termination Date, or on or after such earlier date as to which the Seller shall have given the Buyer 30 days notice, when the Net Purchase Outstanding has been reduced to zero and all other amounts owing to the Buyer hereunder shall have been paid in full; provided, however, that the indemnities of the Seller to the Buyer set forth in this Agreement shall survive such termination. Upon the termination of the commitment of the Buyer to purchase Eligible Receivables hereunder in its entirety, whether pursuant to this Article IV, Article VII or otherwise, and the collection, repurchase or other final resolution of all Eligible Receivables, the Buyer, shall, at the expense of the Seller, execute such Uniform Commercial Code termination statements and such other documents as the Seller may reasonably request to evidence the termination of the ownership interest or security interest of the Buyer in Receivables. Prior to the collection, repurchase or other final resolution of all Receivables, however, the termination of the commitment of the Buyer to purchase Eligible Receivables hereunder shall not affect the Seller's responsibilities pursuant to
     Article III hereof, except in accordance with the provisions of such
     Article III.

          2. The Seller may request an extension of the Purchase Termination Date then in effect for an additional one-year period by submitting such request in writing to the Buyer at least 180 days prior to the then effective Purchase Termination Date, so long as no Termination Event shall have occurred and be continuing. If the Buyer shall approve such extension in writing, the Purchase Termination Date shall automatically and without further action be extended for such one-year period. There shall be no limit on the number of such one-year extensions which the Seller may request. However, in no event shall Buyer have any obligation to approve such a request for extension nor shall Buyer have any liability whatsoever for failing or refusing to approve such a request for extension.

          (c) When all amounts payable with respect to all Receivables of a particular Agent Obligor, CNL Agent Obligor or Markman Agent Obligor or CNL Managing General Agent or Markman have been paid in full and neither the Seller nor such Agent Obligor, CNL Agent Obligor or Markman Agent Obligor or CNL Managing General Agent or Markman, as the case may be, intend to create any additional Receivables with respect to such Obligor (herein referred to as an "Earned Basis Agent"), the Seller may (at the request of such Earned Basis Agent or on the Seller's own accord) deliver to the Buyer (with a copy to L/C Bank) a request to terminate the UCC financing statement of such Earned Basis Agent, if any, accompanied by a certificate executed by a duly authorized officer of the Seller and certifying the date on which all amounts payable with respect to all Receivables of such Earned Basis Agent were paid in full (the "Payment Date"). Upon the later of (i) the Buyer's receipt of the certificate referred to in the previous sentence and (ii) one calendar year plus one day following the Payment Date, the Seller may execute a UCC termination statement with respect to such Earned Basis Agent, and the Buyer and L/C Bank shall promptly deliver to the Seller the original Contract relating to such Earned Basis Agent and shall execute and deliver any necessary UCC termination statements prepared by the Seller with respect to such Earned Basis Agent (all at the Sellers' sole cost and expense).


                                   ARTICLE V.

                    COVENANTS, REPRESENTATIONS AND WARRANTIES

     A. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Buyer that, on the effective date of this Agreement and on each Closing Date:

          1.   Closing Conditions.  Each of the conditions set forth in clauses
     (i) and (ii) of subsection 2.2(b) have been satisfied (after giving effect to the proposed purchase and sale on such Closing Date).

          2. Eligible Receivables. Each Receivable in which an Undivided Interest, or Addition thereto, is then being sold to the Buyer is an Eligible Receivable.

          3. Gross Amount Due. The principal amount of the indebtedness due and to become due on the Portfolio of Eligible Receivables in which an Undivided Interest, or Addition thereto, is being sold to the Buyer will be the amount set forth as the Gross Amount Due on account of the Portfolio of Eligible Receivables in the Settlement Statement to be furnished pursuant to Section 4.1.

          4. Buyer's Ownership Interest. Each Assignment, when executed and delivered pursuant hereto, (i) will vest in the Buyer an undivided, participating ownership interest in all of the right, title and interest of the Seller in, to and under each Eligible Receivable described therein and the unpaid indebtedness evidenced thereby and in and to any and all guarantees thereof, all collateral security therefor, all monies due or to become due thereon and all amounts received with respect thereto and all "proceeds" (as defined in Section 9-306 of the Uniform Commercial Code as in effect under applicable law) thereof, whether now existing or hereafter arising, and (ii) will constitute a valid assignment of such undivided, participating ownership interest in such Eligible Receivables and such guarantees and collateral security enforceable against all creditors of and purchasers from the Seller.

          5. Compliance with Laws. All the requirements of all laws and regulations, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System), have been duly complied with in all material respects with respect to the Seller, its business, all Receivables and all related Contracts.

          6. Organization; Good Standing; Authority. The Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority and the legal right to enter into and perform, and has taken all necessary corporate action to authorize the execution, delivery and performance of, this Agreement, the Consent and Agreement, each Assignment and any other Financing Documents to which it is a party to be delivered by it, all of which will constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles.

          7.   No Violations of Laws; Litigation; Material Adverse Effect.
     (i) None of this Agreement, the Consent and Agreement nor the Assignments to be delivered by the Seller nor the performance by the Seller of its obligations hereunder or thereunder will violate any provision of law or of any agreement, indenture, note or other instrument binding upon the Seller (including, without limitation, the Contract out of which such Receivable arose or any arrangement between the Seller and any Insurance Company) or any judgment, order or decree of any court or its articles of incorporation or by-laws or give cause for acceleration of any indebtedness of the Seller; (ii) no litigation, investigation or proceeding of or before any court, governmental body, commission, agency or arbitrator is pending or, to the knowledge of the Seller, threatened by or against the Seller or against any of its properties or revenues with respect to this Agreement, the Consent and Agreement or the Assignments or any of the transactions contemplated hereby or thereby; and (iii) no material impairment exists in the ability of the Seller to perform its obligations hereunder, under the Consent and Agreement or under the Assignments or in connection with any of the transactions contemplated hereby or thereby.

          8. Approvals and Consents. No consent or authorization of, filing with, or other act by or in respect of any court, governmental body, commission, agency, arbitrator or any other Person (including any shareholder, creditor or other Affiliate of the Seller) is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Consent and Agreement or the Assignments.

          9. Qualification and Enforceability. The Seller and each Insurance Company is duly qualified and in good standing in each jurisdiction in which failure to qualify would render any Receivable unenforceable by the Seller or the Buyer.

          10. U.C.C. Filings. (i) The chief executive office of the Seller is listed on Schedule I, which office is the place where the Seller is "located" for the purposes of Section 9-103 of the Uniform Commercial Code of the State of Illinois, and the offices of the Seller where the Seller keeps its records concerning the Receivables are also listed on said Schedule; (ii) Schedule I also sets forth all corporate names, tradenames and fictitious names utilized by Seller; and (iii) all filings and other acts necessary or advisable (including but not limited to all filings and other acts necessary or advisable under the Uniform Commercial Code of each relevant jurisdiction) have been made or performed in order to grant the Buyer an ownership interest in respect of all Sold Receivables and a security interest in all Receivables, free and clear of any security interest, lien, claim, charge or encumbrance of any other Person except for liens granted in the Assigned Commissions securing the Receivables and in the DBP Lead Commissions to Insurance Companies and agents of the Seller in the ordinary course of business and consistent with past practice, which liens in each case are subordinate in right to the liens granted to Buyer hereunder.

          11. Financial Statements. The balance sheets of Seller, as at December 31, 1994 and June 30, 1995 and the related statements of income and retained earnings and changes in cash flow for the fiscal year and six months ended on such dates, respectively, previously delivered to the Buyer pursuant to subsection 6.1(e), are complete and correct and present fairly the financial condition of Seller, as at such dates, and the results of its operations and changes in financial position for the periods then ended. Seller did not have, as of the dates of such financial statements, any material (i) obligation, (ii) contingent liability or liability for taxes or (iii) long-term lease which is not reflected in such financial statements. There has not been as of the date of this Agreement and there will not be as of the date of any purchase of Receivables hereunder any material adverse change in the business, operations, property or other financial condition of Seller or any of its Subsidiaries from the business, operations, property or other financial condition of Seller or any such Subsidiary as of June 30, 1995.

          12. Termination Events. No Termination Event or event which, with the giving of notice or lapse of time or both, would constitute a Termination Event has occurred and is continuing.

          13. Chargebacks. The description, attached hereto as Schedule III, of the procedures used with respect to chargebacks on the Insurance Policies is a true, correct and complete summary of such procedures.

          14. Transfers of the Receivables. The Seller has not sold, pledged, assigned or transferred, or granted any security interest in any of the Receivables (except for liens granted in the Assigned Commissions and the DBP Lead Commissions securing such Receivables to Insurance Companies and agents of the Seller in the ordinary course of business, which liens are subordinate in right to the liens granted to Buyer hereunder) or any guarantee or proceeds thereof or collateral security therefor.

     B. COVENANTS OF THE SELLER. The Seller hereby covenants to the Buyer that:

          1. Transfers of the Receivables. The Seller will not sell, pledge, assign or transfer, or grant any security interest in, any of the Receivables (except for liens granted in the Assigned Commissions and DBP Lead Receivables securing such Receivables to Insurance Companies, agents of the Seller, agents of CNL and agents of Pioneer Life in the ordinary course of business, which liens are subordinate in right to the liens granted to Buyer hereunder), any of the DBP Lead Commissions or any guarantee or proceeds thereof or collateral security therefor, or any interest therein, to any other Person.

          2. Compliance with Laws. All the requirements of all laws and regulations, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System), will be duly complied with in all material respects with respect to the Seller, its business, all Receivables and all related Contracts.

          3. Compliance with Past Business Practices. The Seller will continue to comply in all material respects with its past business practices in generating, servicing and maintaining the Receivables.

          4. Fulfillment of Obligations. The Seller will duly fulfill all material obligations on its part to be fulfilled under or in connection with each Receivable (including, without limitation, all of its obligations in the Insurance Agency Agreements) and will do nothing to impair the rights of the Buyer to such Receivables.

          5. Accounting for the Transaction. The Seller will not (except with respect to the DBP Lead Receivables) prepare any financial statements which shall account for the transactions contemplated hereby in a manner which is, nor will it in any other respect account for the transactions contemplated hereby in a manner which is, inconsistent with the Buyer's undivided participating ownership interest in the Sold Receivables.

          6. Advance Rate. The Seller will not increase its advance rate with respect to Receivables (i) to an amount in excess of 75% of the annualized first-year commissions at the point of sale, less a holdback of 15% for chargebacks, for Persons engaged by Seller's Advance Benefit Concepts division, (ii) to an amount in excess of 75% of the annualized first-year commissions at the point of policy issuance with respect to Markman and any agent of Pioneer Life assigned to Markman, (iii) to an amount in excess of 80% of the annualized first-year commissions at the point of policy issuance with respect to any CNL Managing General Agent or any agent of any CNL Managing General Agent, or (iv) to an amount in excess of 100% of the annualized first-year commissions at the point of policy issuance for Persons other than those referred to in clauses (i), (ii) and (iii) of this subsection and the Seller will not make any advances against renewal commissions without the consent of the Buyer. The Seller will not make any advances with respect to Receivables prior to the point of submission of policy application or the point of policy issuance, as applicable and as set forth in this subsection 5.2(f).

          7. Conduct of Business; Good Standing. The Seller will continue to engage in business of the same general type as now conducted by it and preserve, renew and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where it does business and take all reasonable action to maintain all other rights, privileges and franchises necessary or desirable in the normal conduct of its business except where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would not materially adversely affect the interests of the Buyer hereunder or in the Receivables or the ability of the Seller to perform its obligations hereunder.

          8. Communications with Buyer. The Seller will at any time and from time to time during regular business hours upon prior notice, permit the Buyer, or its agents or representatives, (i) to examine and make copies of documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Receivables, and
     (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters.

          9. Principal Executive Office. The Seller will not change the location of its principal executive office or of any of the offices where it keeps its records with respect to the Receivables without prior notice being given to the Buyer and all necessary or advisable filings under the Uniform Commercial Code being made.

          10. Information to be Provided by Seller. The Seller will furnish to the Buyer:

               (i) Annual Financial Information. As soon as available, but in any event no later than 90 days after the end of each fiscal year of Financial Services, copies of (a) the audited consolidated balance sheet of Financial Services, as at the end of such fiscal year and the related audited statements of income, retained earnings and changes in cash flows for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year, such audited statement to be certified without qualifications or exception by independent certified public accounts of national standing acceptable to the Buyer, and (b) the annual unaudited consolidating balance sheets and related annual unaudited consolidating statements of operations for National Benefit Plans, Inc. and the Seller which support and form the basis for the corresponding annual audited financial statements of Financial Services;

               (ii) Quarterly Financial Information. As soon as available, but in any event no later than 45 days after the end of each fiscal quarter of Seller, copies of the consolidated and consolidating balance sheet of Seller as at the end of such quarter and the related consolidated statements of income and retained earnings of Seller for such quarter and for the portion of the fiscal year then ended, setting forth in comparative form the corresponding figures for the corresponding periods in the previous fiscal year, certified by the appropriate financial officer of the Seller (subject to normal year-end audit adjustments), all such financial statements delivered pursuant to this subsection 5.2(j) to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by the accountants and as disclosed therein);

               (iii) M&R Report. On the effective date of this Agreement, on December 31, 1995 and on each June 30 and December 31 thereafter occurring during the term of this Agreement, the M&R Report which shall be prepared in a manner and using a methodology consistent with that in preparation of the M&R Report dated June 30, 1995 delivered to the Seller on the effective date of this Agreement;

               (iv) Material Adverse Changes; Termination Events. Prompt notice of (1) a material adverse change in the business, operations, property or financial or other condition of the Seller and (2) the occurrence of any Termination Event or event which, with the giving of notice or lapse of time or both, would constitute a Termination Event;

               (v) Certification of Covenants. The Seller will furnish to the Buyer (A) within 45 days after the end of each quarterly fiscal period a statement (certified by the appropriate financial officer of the Seller) setting forth whether the covenants referred to in subsection 7.1(t) hereof were satisfied, and with respect to the financial covenants referred to therein, the Seller shall also furnish all information reasonably requested by the Buyer to allow the Buyer to determine independently whether such financial covenants were satisfied; (B) concurrently with the delivery by the Seller of the statement referred to in (A) above, a certificate of the President, Chief Executive Officer, Chief Financial Officer, any Vice President or General Counsel of the Seller stating that, to the best of such officer's knowledge after diligent inquiry, the Seller has observed and performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, the Consent and Agreement and each Financing Document to which the Seller is a party to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Termination Event or if any such Termination Event exists, specifying the nature thereof, the period of existence thereof and the action the Seller proposes to take with respect thereto; and (C) concurrently with the information to be provided by the Seller pursuant to subsection 5.2(j)(i), a certificate of the independent public accountants of the Seller certifying that nothing has come to their attention which would constitute a Termination Event or any event which with notice or lapse of time or both would constitute such a Termination Event has occurred or if such a Termination Event or event has occurred or been discovered, specifying the nature and extent thereof; and

               (vi) Designated Agents and Insurance Companies. The Seller will furnish to Buyer on the initial Closing Date and, not less often than monthly thereafter commencing January, 1995, a list designating (a) those Persons whose obligations are to be Agent Receivables, CNL Agent Receivable, Markman Agent Receivable, CNL Managing General Agent Receivables or Markman Marketing Manager Receivables, and (b) those Insurance Companies whose first year DBP Lead Commissions are to be DBP Lead Receivables, who, in each case, had not theretofore been so designated by the Seller to Buyer.

          11.  [RESERVED]

          12. Receipt of Collection. The Seller shall use only the accounts listed on Schedule II for receiving Collections on the Receivables.

          13. Delivery of Contracts. On each Closing Date the Seller will deliver the originally executed copy of each Agent Contract, CNL Managing General Agent Contract and Markman Contract (or any other contract, note, financing agreement or other document, in lieu of an Agent Contract, evidencing an Agent Receivable, CNL Agent Receivable, Markman Agent Receivable or interest therein) with respect to an Agent Receivable, CNL Managing General Agent Receivable or Markman Marketing Manager Receivable executed since the immediately preceding Closing Date.

          14. Amendments and Modifications. The Seller shall not amend or modify any Insurance Agency Agreement or Contract or CNL Managing General Agent Contract, or Markman Contract or Managing General Agent Agreement or Marketing Agreement without the prior consent of the Buyer, which shall not be unreasonably withheld, and the Seller shall promptly notify the Buyer upon its receipt from any Insurance Company of a notice of termination pursuant to the Insurance Agency Agreement between the Seller and such Insurance Company; provided, however, that the Seller shall be permitted to amend or modify any such Insurance Agency Agreement or Contract without the consent of the Buyer so long as such amendment or modification does not materially adversely affect the Buyer's interest in or the collectibility of the Receivables.

          15. Termination of Insurance Agency Agreements. The Seller shall not terminate an Insurance Agency Agreement to which National Group Life Insurance Company or Pioneer Life Insurance Company of Illinois is a party, except in accordance with the terms of such agreements as in effect on the date hereof.

          16. Indebtedness. The Seller shall not incur any indebtedness to any Insurance Company except for (i) indebtedness constituting chargebacks and other similar items incurred in the ordinary course of business and consistent with past practice; (ii) those insurance agency agreements identified on Schedule IV hereto, complete and accurate copies of which have been supplied to the Buyer and L/C Bank; and (iii) intercompany loans provided that such loans are not secured by or related to the Receivables.

          17. Changes to the Program Documents. The Seller shall not make any material adverse change to the documents relating to the Receivables or DBP Lead Commissions identified in and delivered along with the certificate of the Chief Financial Officer of the Seller without the express written consent of the Buyer and L/C Bank.

          18.  [RESERVED]

          19. L/C Bank U.C.C. Filings. The Seller shall file UCC financing statements with respect to each Person who is an Agent Obligor, CNL Agent Obligor or Markman Agent Obligor on the date hereof and with respect to each CNL Managing General Agent, and with respect to Markman showing such Agent Obligor, CNL Agent Obligor, Markman Agent Obligor, each CNL Managing General Agent and Markman, as the case may be, as Debtor with respect to the Receivables of such Obligor and, prior to entering into any Agent Contract with a Person who shall become an Agent Obligor of the Seller or a CNL Agent Obligor or Markman Agent Obligor after November 22, 1995, shall file UCC financing statements showing each such Person as Debtor with respect to advances or loans to each such Person by the Seller or by CNL or Pioneer Life which are assigned to the Seller hereunder. All such financing statements to be filed pursuant to this subsection 5.2(s) shall name the Seller as secured party and the Buyer and L/C Bank as assignees and such financing statements shall be acceptable to the Buyer and L/C Bank. In lieu of filing any UCC financing statements, the Seller may maintain with L/C Bank an L/C Bank certificate of deposit in the aggregate amount of $200,000, which certificate of deposit shall be pledged to L/C Bank on terms and conditions reasonably satisfactory to it.

          (t) The Seller shall cause each Insurance Company (other than Eligible Fronting Companies) on an individual basis (A) to maintain at all times Total Adjusted Capital equal to or greater than 270% of Authorized Control Level RBC, (B) to maintain at all times a Real Estate Concentration Ratio of less than 50%, and (C) to maintain at all times a ratio of (x) Non-Investment Grade Obligations to (y) Total Invested Assets of less than 15%.

     C. EFFECT OF BREACH BY THE SELLER. If any of the representations, warranties or covenants contained in Sections 5.1 and 5.2 in respect of any Sold Receivable shall be or have been materially incorrect or shall have been materially breached at any applicable Closing Date, and such incorrectness or breach shall not be corrected prior to the next Settlement Date which occurs after such incorrectness or breach became known to the Seller or the Buyer, then on such Settlement Date the Seller shall, at the option of the Buyer as requested in writing, pay the Buyer an amount equal to the unpaid balance of such Sold Receivable. Any amount paid by the Seller under this provision shall be treated as a Principal Collection on account of the Buyer's Undivided Interest for purposes of this Agreement. Upon receipt of such payment and all other amounts then due under this Agreement in respect of any so affected Sold Receivable, the Buyer shall reassign its interest in such affected Sold Receivable to the Seller, subject to no liens created by Buyer, without recourse, representation or warranty.

     The obligations of the Seller to the Buyer under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable or any sale of a Receivable.


                                   ARTICLE VI.

                     CONDITIONS TO EFFECTIVENESS; PURCHASES

     A. EFFECTIVE DATE. This Agreement shall become effective on the date (the "effective date of this Agreement") on which:

          1. The Seller shall have delivered to the Buyer copies of resolutions of the Board of Directors of the Seller (and Financial Services) authorizing the sales provided for herein and the execution, delivery and performance of this Agreement, the Consent and Agreement, the Assignment, and the other documents contemplated hereby certified by the Secretary or an Assistant Secretary of the Seller on the effective date of this Agreement, together with a certificate of such Secretary or Assistant Secretary as to the incumbency of each officer of the Seller (or Financial Services, as the case may be) authorized to execute this Agreement, the Consent and Agreement, the Assignments and the other documents contemplated hereby and thereby, and the Seller shall have delivered to the Buyer true and correct copies of the Insurance Agency Agreements (together with the amendments thereto regarding notice for termination) certified as to authenticity by a duly authorized officer of the Seller;

          2. There shall have been delivered to the Buyer the favorable written opinion of (i) McDermott, Will and Emery, counsel to the Seller, and (ii) A. Clark Waid III, Assistant General Counsel of the Seller and Financial Services, in each case addressed to the Buyer and L/C Bank and dated the effective date of this Agreement, such opinions to be substantially in the form of Exhibits C-1, C-2 and C-3, respectively;

          3. There shall have been delivered to the Buyer a certificate executed by a duly authorized officer of the Seller, dated the effective date of this Agreement, to the effect that appropriate financing statements (naming the Buyer as the Secured Party and L/C Bank as Assignee) relating to the Receivables of the Seller have been filed in each appropriate filing office in each appropriate jurisdiction in which the Seller maintains an office (which certificate shall also have annexed thereto a schedule setting forth each office in which such financing statements have been filed and the acknowledgement copies of such financing statements, showing the recording data), and such certificate shall also state that such offices are the only offices in which filing is required in order to perfect the interest of the Buyer in such Receivables against all creditors of and purchasers from the Seller;

          4. The Buyer shall have received search reports satisfactory to it dated a date reasonably near to the effective date of this Agreement, listing all effective financing statements which name the Seller as debtor and which are filed in the jurisdictions in which filings were made pursuant to paragraph (c) above, together with copies of such other financing statements none of which shall cover any Receivables, unless UCC-3 termination statements with respect to such financing statements shall be filed in the appropriate offices on or before the effective date of this Agreement, (photostatic copies of which shall have been delivered to the Buyer);

          5. There shall have been delivered to the Buyer financial statements of the Seller as of June 30, 1995 for the fiscal period ended on such date, certified by the appropriate financial officer of the Seller, which financial statements shall be satisfactory in form and substance to the Buyer;

          6. There shall have been delivered to the Buyer (i) a counterpart of a reaffirmation of the Consent and Agreement, duly executed on behalf of the Seller and Financial Services and (ii) an Acknowledgment of Assignment of each Insurance Company, duly executed on behalf of such Insurance Company; and

          7. There shall have been delivered to the Buyer a copy of the Articles of Incorporation of the Seller, certified by the Secretary of State of Illinois.

     B. CONDITION TO EACH PURCHASE. The obligation of the Buyer to make each purchase of an Undivided Interest or Addition thereto hereunder from the Seller (including its initial purchase) on any Closing Date hereunder is subject to the conditions that:

          1. No Termination Event, or event which, with the lapse of time or the giving of notice or both, would constitute a Termination Event, shall have occurred and then be continuing, and no such Termination Event or event shall occur as a result of the proposed purchase on such Closing Date;

          2.   The representations and warranties of the Seller set forth in
     Article V shall be true and correct in all material respects on and as of such Closing Date hereunder;

          3. The Buyer shall be satisfied that the requirements of subsection 3.1(a) shall have been fulfilled with respect to such Receivables, and that the documentation pursuant to which the applicable bank accounts are required by subsection 3.1(b) to be maintained remains in full force and effect;

          4. The Gross Amount Due upon all EFC Receivables constituting Eligible Receivables (i) shall constitute no more than $5,000,000, (ii) of Foundation Health, a California Health Plan ("FHCHP"), shall constitute no more than $2,500,000, and (iii) of any one Eligible Fronting Company (other than FHCHP) shall constitute no more than $1,000,000;

          (e) Each Eligible Fronting Company with EFC Receivables constituting Eligible Receivables in excess of $250,000 shall have a Best rating of A-or higher or, with respect to Foundation Health, a California Health Plan and Foundation Health, a Texas Health Plan, and each other HMO or other managed care company, shall have a S&P rating of BBB- or higher;

          (f) The Seller's Insurance Agency Agreements with National Group Life Insurance Company, Pioneer Life Insurance Company of Illinois and Manhattan National Life Insurance Company shall be in full force and effect and no notice of termination with respect to either of such agreements shall have been given by any party; and

          (g) All legal matters incident to the execution and delivery of this Agreement and to the purchases by the Buyer of such Receivables shall be reasonably satisfactory to counsel for the Buyer and counsel for L/C Bank.

Each sale of an Undivided Interest or Addition thereto on any Closing Date by the Seller shall constitute a representation and warranty by the Seller that the conditions to the purchase thereof on such Closing Date have been satisfied.


                                  ARTICLE VII.

                              EVENTS OF TERMINATION

     A. EVENTS OF TERMINATION. If any of the following events (herein called "Termination Events") shall have occurred and be continuing:

          1. The Seller shall fail, on any Settlement Date, to make any payment reflected in the related Settlement Statement as being required to be made by the Seller hereunder, or required to be made by the Seller pursuant to subsection 3.4(c), on such Settlement Date;

          2. The Seller shall fail to pay any other amount required to be paid by the Seller hereunder within three Business Days after the date on which such amount shall have become due and payable;

          3. The Seller shall fail to observe or perform in any material respect any covenant applicable to it contained (i) in subsection 5.2(f), 5.2(i), 5.2(j)(iv), 5.2(k), 5.2(l), 5.2(m), 5.2(n), 5.2(o), 5.2(p), 5.2(q)
     , 5.2(s) or 5.2(t) and such failure shall continue for five days from the date thereof or (ii) in any other provision of this Agreement and such failure shall continue for five days from the date the Seller receives notice thereof or an executive officer of Seller otherwise obtains actual knowledge thereof;

          4. Any representation, warranty, certification or statement made by the Seller in this Agreement or in the Consent and Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or the Consent and Agreement shall prove to have been incorrect in any material respect when made; provided that no such breach with respect to any Sold Receivable or Sold Receivables shall constitute a Termination Event under this subsection 7.1(d) unless (i) the Buyer has requested, pursuant to subsection 5.3 that the Seller repurchase such Sold Receivable or Sold Receivables and (ii) the Seller has failed to pay pursuant to subsection 5.3 to the Buyer an amount equal to the unpaid balance of such Sold Receivable or Sold Receivables;

          5. (i) The Seller, Financial Services or any Insurance Company (other than an Eligible Fronting Company with respect to which (i) not more than $250,000 of Receivables in the Portfolio of Eligible Receivables are Receivables of such Eligible Fronting Company, and (ii) the Seller has repurchased all of the Sold Receivables of such Eligible Fronting Company within three (3) Business Days after receipt of a written request therefor from the Buyer) shall commence any case, proceeding or other action
     (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Seller, Financial Services or any such Insurance Company shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Seller, Financial Services or any such Insurance Company any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Seller, Financial Services or any Insurance Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 such days from the entry thereof; or
     (iv) the Seller, Financial Services or any such Insurance Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
     (iii) above; or (v) the Seller, Financial Services or any such Insurance Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

          6.   [RESERVED]

          7. The Seller, Financial Services or any Insurance Company (except any Insurance Company which is an Eligible Fronting Company) shall fail to make any payment of principal, when required (after giving effect to any grace periods) in respect of indebtedness for borrowed money with a value in excess of $5,000,000, or there shall have occurred and be continuing an event of default under any other agreement, contract or instrument relating to indebtedness of the Seller, Financial Services or any such Insurance Company with a value in excess of $5,000,000 which permits the holder of such indebtedness to accelerate such indebtedness;

          8. One or more judicial orders or decrees (not paid by or fully covered by insurance) for the payment of money in excess, in the aggregate, of more than $5,000,000 or its equivalent shall be rendered against the Seller, Financial Services or any Insurance Company (except any Insurance Company which is an Eligible Fronting Company), and such judgment or order, or execution thereon, shall not have been paid, vacated, discharged, stayed or bonded, if necessary, pending appeal or other appropriate proceeding or motion within 90 days from the entry thereof;

          9. On any Settlement Date, the Default Rate shall exceed 5.0% for the period consisting of the fiscal quarter of the Seller preceding such date;

          10. Financial Services shall cease to own, directly or indirectly, at least 51% (or such higher percentage as may be necessary to maintain voting control) of the shares of the outstanding capital stock of the Seller;

          11. The Consent and Agreement shall cease, for any reason, to be in full force and effect, or any party thereto shall so assert in writing;

          12. An Event of Default (as defined in the Reimbursement Agreement) shall occur and be continuing;

          13. On any Settlement Date (after giving effect to any purchases and sales on such date and after giving effect to any reassignment required pursuant to subsection 2.4 on such date), the Undivided Interest of the Buyer (as of the last day of the related Settlement Period) in the Seller's Portfolio of Eligible Receivables (expressed as a percentage) shall exceed 90%;

          14. the Best rating (to the extent it has one) for any Insurance Company (except any Insurance Company which is an Eligible Fronting Company or Pioneer Life Insurance Company of Illinois) shall fall below B+ or the Best rating for Pioneer Life Insurance Company of Illinois shall fall below B-;

          15. the Policy Lapse Rates for any quarterly fiscal period shall exceed 7.5% for major medical or long term disability, 5.0% for Medicare supplement or 3.0% for life annuity business;

          16. the Present Value of Assigned Commissions, as set forth in any M&R Report, shall be less than 300% of the Net Purchase Outstanding at such time, provided that, notwithstanding any other provision in this Agreement (or any exhibit or schedule hereto) the parties hereto confirm that when computing compliance with this Section 7.1(p), the Seller shall include DBP Lead Commissions when calculating the Present Value of Assigned Commissions;

          17.  [RESERVED]

          18.  any Insurance Company (other than an Eligible Fronting Company)
     (i) with a Best's rating on the date hereof shall fail to have a Best's rating after such date or (ii) which obtains a Best's rating on a date after the date hereof shall fail to have a Best's rating after such date;

          19. any covenant contained in the Financial Services Credit Agreement is breached (and the parties hereto agree such a breach shall constitute a Termination Event hereunder regardless of whether such breach constitutes an "Event of Default" under the Financial Services Credit Agreement) or any note delivered in connection with such agreement shall be declared due and payable in either event as the result of the occurrence of an "Event of Default" under such agreement;

          20. Financial Services shall fail to observe or perform in any material respect any covenant applicable to it in the Consent and Agreement and such failure shall continue for five days from the date thereof;

          21. Financial Services shall fail (i) for any two consecutive quarterly fiscal periods or (ii) for any fiscal year to earn profits on a consolidated basis as calculated in accordance with GAAP; provided, however that this condition shall not be breached as a result of a writeoff of deferred policy acquisition costs ("DPAC"), in excess of normal recurring DPAC amortization determined in accordance with past practice, based on a recoverability analysis of policies of insurance conducted by M&R, written evidence of which analysis shall be provided to the Buyer at its request; or

          22. any Subsidiary Insurance Company shall fail for any quarterly fiscal period to earn profits as calculated in accordance with Statutory Accounting Practices required or permitted by the applicable insurance regulatory authority; provided, however, that this condition shall not be breached unless at such time such Subsidiary Insurance Company shall have failed to earn profits for the prior twelve month period (including such quarterly fiscal period).

then, (A) if such event is a Termination Event described in paragraph (e) above affecting or in any way relating to the Seller, automatically the commitment of the Buyer to purchase Eligible Receivables hereunder shall thereupon terminate without notice of any kind, which is hereby waived by the Seller and (B) if such event is any other Termination Event, the Buyer may, by notice to the Seller terminate the Buyer's commitment to purchase Undivided Interests and Additions hereunder; provided, however, if the Buyer is prevented from giving such notice by any applicable law or court order, such termination of the Buyer's commitment hereunder shall be automatic as provided in clause (A) above.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

     A. FURTHER ASSURANCES. The Seller agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments required or reasonably requested by the Buyer more fully to effect the purposes of this Agreement and the sales of the Eligible Receivables hereunder, including, without limitation, the execution of any financing statements or continuation statements relating to Receivables for filing under the provisions of the Uniform Commercial Code of any applicable jurisdiction.

     B. PAYMENTS. Each payment to be made by either the Buyer or the Seller hereunder shall be made on the required payment date in lawful money of the United States and in immediately available funds and, in the case of payments by the Seller, at the office of ANB located at 33 North LaSalle Street, Chicago, Illinois 60690.

     C. COSTS AND EXPENSES. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of the Buyer (including any expenses incurred in connection with computer monitoring and related services and fees and disbursements of the Buyer's counsel) in connection with (a) the preparation, execution, delivery and administration of this Agreement, the Consent and Agreement, any Financing Document and any other agreements contemplated hereby or thereby, (b) the sale of Undivided Interests hereunder, (c) the perfection as against all third parties whatsoever of the Buyer's right, title and interest in, to and under the Receivables, (d) the enforcement by the Buyer of the obligations and liabilities of the Seller under this Agreement, the Consent and Agreement or any Financing Document and (e) the maintenance by the Buyer of, and the obligations of the Buyer in connection with, any bank accounts referred to in subsection 3.1(b) and the Seller agrees to pay all out-of-pocket costs and expenses of the Buyer (including, without limitation, the fees and disbursements of the Buyer's counsel) in connection with the enforcement by the Buyer of its rights against the Seller under this Agreement, the Consent and Agreement and any Financing Document. In addition, the Seller agrees to indemnify the Buyer and the Buyer's officers, directors, employees, agents and shareholders (collectively, the "Indemnified Parties") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (i) which may at any time be imposed on, incurred by or asserted against the Indemnified Parties in any way relating to or arising out of this Agreement or the transactions contemplated hereby or by the Financing Documents or by the issuance of the Notes by the Buyer or any action taken or omitted by the Indemnified Parties under or in connection with any of the foregoing (all such other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements being herein called "Indemnified Liabilities") and (ii) which would not have been imposed on, incurred by or asserted against the Indemnified Parties but for its having entered into this Agreement, provided, however, that the Seller shall in no event be liable to the Indemnified Parties for any Indemnified Liabilities resulting from the gross negligence or willful misconduct of the Indemnified Parties or Indemnified Liabilities relating to or resulting from an employee benefit plan of the Indemnified Parties covered by the Employee Retirement Income Security Act of 1974, as amended, provided, further, that nothing in this Section 8.3 shall be deemed to constitute a guarantee of collection of the Receivables. The agreements in the two preceding sentences shall survive the termination of this Agreement.

     D. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

     E. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Buyer, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

     F. AMENDMENTS. This Agreement may not be modified, amended, waived, supplemented or, except as provided in Sections 4.2 or 7.1, terminated except pursuant to a written instrument executed by the Seller and the Buyer.

     G. SEVERABILITY. If any provision hereof is void or unenforceable in any jurisdiction, such voiding or unenforceability shall not affect the validity or enforceability of (i) such provision in any other jurisdiction or (ii) any other provision hereof in such or any other jurisdiction.

     H. NOTICES. All notices and other communications provided for hereunder shall be in writing and, if to the Buyer, mailed, delivered, faxed or transmitted to it at National Funding Corporation, Box 8841, Second Floor, 900 Market Street, Wilmington, Delaware 19801 (with a copy to Banc One Capital Corporation, 10 West Broad Street, Suite 400, Columbus, Ohio 43215, Attention:
Samuel J. Butler, and to American National Bank and Trust Company of Chicago, 33 North LaSalle Street, Chicago, Illinois 60690, Attention: Arthur W. Murray and to each "Participant" (as such term is defined in the Reimbursement Agreement) at the addresses provided for in Schedule I to the Reimbursement Agreement); or if to the Seller, mailed, delivered, faxed or transmitted to it at Design Benefit Plans, Inc., 1750 East Golf Road, Suite 450, Schaumburg, Illinois 60173,
Attention: General Counsel; or as to such party at such other address or fax number as shall be designated by such party in a written notice to the other parties hereto. Unless otherwise expressly provided herein, each such notice shall be deemed to have been given or made when delivered by hand, or three days after depositing in the mail, first class postage prepaid, or, in the case of telecopy notice, upon confirmation by the sender of receipt, or in the case of overnight courier delivery, one day following deposit with reputable overnight courier for next business morning delivery, or in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent answerback received. Any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

     I. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Seller and the Buyer and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Buyer and the Buyer may not assign or transfer any of its rights or obligations under this Agreement except as contemplated by the Buyer Security Agreement.

     J. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

     K. SUBMISSION TO JURISDICTION. The Buyer and the Seller hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way connected with this Agreement may be instituted or brought by the Buyer or the Seller in the courts of the State of Illinois or Cook County, Illinois, or in the United States Courts for the Northern District of Illinois, as the Buyer or the Seller may elect, and by execution and delivery of this Agreement, the Buyer and the Seller hereby irrevocably accept and submit to, for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of any such court, and to all proceedings in such courts. The Buyer and the Seller irrevocably consent to service of any summons and/or legal process by registered or certified United States air mail, postage prepaid, to the Buyer or the Seller at the addresses set forth below, such method of service to constitute, in every respect, sufficient and effective service of process in any legal action or proceeding. Nothing in this Agreement shall affect the right to service of process in any other manner permitted by law or limit the right of the Buyer or the Seller to bring actions, suits or proceedings in the court of any other jurisdiction. The Buyer and the Seller further agree that final judgment against either one of them in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the liability.

     L. WAIVER OF JURY TRIAL. The Seller and the Buyer each waive all right to trial by jury in any action or proceeding arising out of or relating to any of the transactions contemplated by this Agreement.

     M. ENTIRE AGREEMENT; AMENDMENT AND RESTATEMENT. This Agreement, and the Related Agreements and the agreements, documents and instruments executed in connection herewith and therewith, constitute the entire agreement between the Seller and the Buyer with respect to the subject matter herein. This Agreement amends, supersedes, and restates in its entirety the Second Amended and Restated Receivables Purchase Agreement, dated as of October 1, 1994, by and between the Seller and the Buyer, as amended (the "Prior Purchase Agreement"); provided that
(i) the Buyer shall retain all of its right, title and interest in and to the Undivided Interest (as defined in the Prior Purchase Agreement) outstanding on the date hereof and (ii) all of the Seller's liabilities and obligations under the Prior Purchase Agreement shall remain outstanding and be enforceable under the terms of this Agreement and the Related Agreements until satisfied in full.

                            *     *     *     *     *
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                   DESIGN BENEFIT PLANS, INC.,
                                   as Seller


                                   By:
                                      Title:  Executive Vice President


                                   NATIONAL FUNDING CORPORATION, as Buyer


                                   By:
                                      Title:  Vice President